UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

COGENT COMMUNICATIONS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To Our Fellow Stockholders:
2023 was a transformative year for Cogent Communications Holdings, Inc. (the “Company”, “we”, “our” and “us”). In May 2023, the Company closed its acquisition of the U.S. long-haul fiber network (including the non-U.S. extension thereof) of Sprint Communications and its subsidiaries from T-Mobile US, Inc.
In addition to doubling the size of our Company, the Sprint acquisition positioned Cogent from being mostly a telecommunications service provider to a leading owner and operator of digital communications infrastructure. Post-acquisition, we now own and operate a global fiber-optic network of over 20,000 route miles in the continental United States in additional to our world-wide leased fiber-optic network. Our company now owns approximately 68 data centers with over 1.9 MM square feet of data center capacity connected to over 200 Megawatts of power. We serve a large set of business customers of all sizes. Being an owner and operator of our digital infrastructure will allow us to increase our gross margins and profits over the long term.
The integration of the Sprint fiber legacy business into Cogent is well underway. We are repurposing our acquired assets to serve the Company’s business model and lower our cost structure. We have expanded our product set, adding the sale of optical wave and optical transport services to large users of communications bandwidth. The Company believes that the addition of optical wave and optical transport services can provide meaningful new sales opportunities and profits given the very large total addressable market for such services and attractive gross margins achieved for these services.
Since May 2023, the Board of Directors of the Company (the “Board”) has carefully monitored the Company’s progress on its post-closing integration plans in order to realize the projected synergies of the Sprint acquisition. As the process continues, the Board will continue to monitor closely the progress of the integration of the Sprint assets.
In 2023 we continued to refresh our Board of Directors and have now added three new directors in the last two years. Our Board keeps improving its operations by, among other things, performing a board assessment and realigning its committee structure as our new directors familiarized themselves with our Company. We also held more committee meetings outside of quarterly board meetings.
During 2023, the Board maintained its focus on the alignment of executive compensation with the Company’s performance and stockholders’ interests and maintained its focus on the oversight of the Company’s commitment to addressing environmental and social concerns. We believe the Company is on a firm foundation in these areas as it enters 2024.
Executive Compensation
Our primary executive compensation priorities are executive retention and alignment of compensation with Company performance, in particular the Sprint integration.
As the Company continues to integrate the Sprint acquisition, the Board worked to ensure that our Chief Executive Officer (“CEO”) and key members of his executive team, some of whom have worked at the Company for over 20 years, remain with the Company through the expected integration period. To that end, by recommendation of the Compensation Committee, the Board extended our CEO’s employment agreement through December 31, 2026 and approved retention share awards to our executive team, other than our CEO, that vest in January 2027.
In addition to these retention efforts, the Board established our CEO’s compensation for 2024 to align with the Company’s integration goals. All of our CEO’s cash compensation for 2023 was performance-based. Over 98% of our CEO’s direct compensation in 2023 was in the form of long-term equity awards, and over 50% of this equity compensation was performance-based using the same metrics we have used since 2020. As a reminder, these metrics include revenue and cash flow growth as well as total shareholder return.
For 2024, the Board amended the CEO’s annual cash compensation goal to focus on the sale of optical wave and optical transport services. The Board believes that the ability to sell these services is a key driver of future growth and profits for the Company. Revenue growth in this area will also reflect the successful integration and repurposing of the acquired Sprint fiber optic network and facilities.
With respect to the CEO’s long-term equity awards, the Board increased the number of shares subject to the award to reflect (i) the doubling in size of the Company in terms of revenue created by the Sprint acquisition and (ii) the increased complexity of the Company’s operations. In addition, with respect to the performance-based share awards, which comprise over 50% of his equity compensation, the Board adjusted the metrics away from relative revenue growth and cash flow growth to a single metric based on reported multi-year EBITDA, as adjusted, growth rate. The Board believes this metric provides a better measure of value creation at the Company and is a direct method to calculate the CEO’s achievements in terms of delivering both revenue growth and cost savings from the integration of the Sprint network.
Environmental and Social Concerns
The Company remains committed to increasing the long-term sustainability of the business by increasing the efficiency of its electrical usage and by reducing the greenhouse gases emitted by the operation of its network and data centers. With the acquisition of an owned fiber network of more than 20,000 route miles and a significant portfolio of owned real estate for the first time, the Company is reassessing its environmental responsibilities and goals in light of these changes.
During 2023, we increased our dividend every quarter. The Board’s objectives remain to return capital to stockholders on a continued basis and to keep increasing our dividend over time. We believe the Sprint acquisition will eventually allow us to de-lever our balance sheet and give us increased financial flexibility for the long term.
The Board remains intensely focused on our obligations to you, our stockholders, and to our wider set of stakeholders. We believe that continued transparency with respect to both the process and substance of our actions is critical to our oversight responsibilities. As always, we invite and welcome your input on any issues of concern.
On behalf of the Board, we thank you for your support and look forward to your attendance at the Annual Meeting.
Marc Montagner
Lead Independent Director
March 25, 2024

2450 N Street, NW
Washington, D.C. 20037
(202) 295-4200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2024
The Annual Meeting of Stockholders of Cogent Communications Holdings, Inc., a Delaware corporation (the “Company”), will be held on May 8, 2024, at 9:00 a.m., Eastern Time, at the Company’s offices at 2450 N Street, NW, Washington, D.C. 20037, for the following purposes:
1.
To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

2.
To vote on the ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accountants for the Company for the fiscal year ending December 31, 2024.

3.
To hold an advisory vote to approve named executive officer compensation.

4.
To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.
The Board of Directors has fixed March 15, 2024 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.
The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2023 Annual Report to Stockholders for the fiscal year ended December 31, 2023.
You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.
By Order of the Board of Directors,
Ried Zulager, Secretary
Washington, D.C.
March 25, 2024

COGENT COMMUNICATIONS HOLDINGS, INC.
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held at 9:00 a.m., May 8, 2024
The proxy statement and annual report to stockholders are available at: https://www.cogentco.com/
en/about-cogent/investor-relations/reports.
The annual meeting of the stockholders of Cogent Communications Holdings, Inc. (“Cogent” or the “Company”) will be held at 9:00 a.m., Eastern Time, on May 8, 2024 at Cogent’s offices at 2450 N Street, NW, Washington, D.C. 20037. The matters to be covered are noted below:
1.
Election of directors;

2.
Ratification of appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2024;

3.
Advisory vote to approve named executive officer compensation; and

4.
Other matters as may properly come before the meeting.

The Board of Directors of Cogent recommends voting FOR the election of each director nominee named in Proposal 1 — Election of Directors, FOR Proposal 2 — Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2024, and FOR Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation.
You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

2450 N Street, NW
Washington, D.C. 20037
(202) 295-4200
PROXY STATEMENT
The Board of Directors (the “Board”) of Cogent Communications Holdings, Inc. (referred to herein as the “Company,” “Cogent,” “we,” “us,” or “our”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held in person on May 8, 2024, at 9:00 a.m., Eastern Time, at the Company’s offices at 2450 N Street, NW, Washington, D.C. 20037, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the 2023 Annual Report to Stockholders are first being mailed to stockholders on or about March 25, 2024.
VOTING SECURITIES
Voting Rights and Outstanding Shares
Only stockholders of record on the books of the Company as of 5:00 p.m., March 15, 2024 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 49,038,130 shares of common stock, par value $0.001 per share.
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. In general, our bylaws (the “Bylaws”) provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. Broker non-votes (which occur when a brokerage firm has not received voting instructions from the beneficial owner on a non-routine matter, as defined under applicable rules and as discussed in greater detail below) and abstentions are counted for purposes of determining whether a quorum is present.
Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Bylaws for approval of proposals presented to stockholders.
Proxies
The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:
•
delivering written notice of revocation to the Company, Attention: Ried Zulager;

•
delivering a duly executed proxy bearing a later date to the Company; or

•
attending the Annual Meeting and voting in person.

Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted FOR the election of each director nominee, FOR the ratification of the appointment by the Audit Committee of the Board (the “Audit Committee”) of Ernst & Young LLP as independent registered public accountants, and FOR the non-binding approval of the compensation of the named executive officers.

Proposals 1 and 3 are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote on these non-routine matters without specific voting instructions, and therefore there may be broker non-votes on these proposals.
Proposal 2 is a matter considered routine under applicable rules. A bank, broker or other nominee may generally vote on routine matters without specific voting instructions, and therefore no broker non-votes are expected to exist in connection with Proposal 2.
Broker non-votes will not be deemed to have voting power and thus will have no effect on voting. However, abstentions will be treated as present and having voting power, and accordingly will have the effect of a negative vote for purposes of determining the approval of each of the Proposals.
The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.
The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or e-mail.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nine directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board shall be approved by the affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting.
In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute. . Each of the director nominees has consented to stand for election, and the Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.
Set forth below is certain additional information concerning the nine directors of the Company nominated to be elected at the Annual Meeting:
Dave Schaeffer, age 67, founded our Company in August 1999 and is our Chairman of the Board, Chief Executive Officer and President. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999. Mr. Schaeffer serves as both Chairman and Chief Executive Officer (“CEO”) because he is the founder of the Company and has led the Company and the Board since the Company was founded. For this reason, he has been nominated to continue serving on the Board.
Marc Montagner, age 62, has served on our Board since April 2010 and has served as our Lead Independent Director since February 2020. Since January 1st 2024, Mr. Montagner has been Chief Financial Officer at SBA Communications, a publicly traded independent owner and operator of wireless communications infrastructure. Between February 2022 and March 2024, Mr. Montagner was a director of Intelsat, a satellite operator based in Virginia, and served as the Chair of the Audit Committee. Mr. Montagner served as Chief Financial Officer at Cerence Inc. from April 2022 to May 2022, and Endurance International Group Holdings, Inc., from 2015 to 2021. He was previously Chief Financial Officer at LightSquared from 2012 until August 2015. Previously, he had been Executive Vice President of Strategy, Development and Distribution at LightSquared. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining LightSquared in February of 2009, Mr. Montagner was Managing Director and Co-Head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until August of 2006, he was Senior Vice President, Corporate Development and M&A with the Sprint Nextel Corporation. Prior to this, Mr. Montagner had the same responsibilities with Nextel Communications. Prior to 2002, Mr. Montagner was a Managing Director in the Media and Telecom Group at Morgan Stanley. Prior to joining Morgan Stanley, Mr. Montagner worked for France Télécom (now Orange) in New York where he was Head of Corporate Development for North America. Mr. Montagner has been nominated to continue serving on the Board due to his extensive experience in the telecommunications industry, specifically with respect to operational, financial and strategic matters.
D. Blake Bath, age 61, has served on our Board since November 2006. He is currently a private investor and engaged in philanthropic concerns. He is on the University of Michigan’s Chemical Engineering Advisory Board. From 2006 to 2016 he was the Chief Executive Officer of Bay Bridge Capital Management, LLC, an investment firm in Bethesda, MD. From 1996 until 2006, Mr. Bath was Managing Director at Lehman Brothers and, as a senior equity research analyst for Lehman Brothers, was Lehman’s lead analyst covering wireline and wireless telecommunications services. Prior to joining Lehman Brothers, he was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. From 1989 to 1992 he was an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications. Mr. Bath has been nominated to continue serving on the Board because of his wide experience with the telecommunications industry which allows him to contribute a broad perspective to discussions about the Company’s future activities and its place in the current competitive landscape.

Steven D. Brooks, age 72, has served on our Board since October 2003. Mr. Brooks is a private investor. He was Managing Partner of BCP Capital Management from 1999 to 2009. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks has been nominated to continue serving on the Board because of his extensive experience with firms such as Cogent and with public market activities of such companies. Having been involved with the Company since its early days he also brings extensive historical perspective to the Board.
Paul de Sa, age 52, has served on our Board since December 2021. Mr. de Sa is a co-founder and partner of Quadra Partners, a telecommunications advisory firm founded in 2017. From 2009 to 2012 and again from 2016 to 2017, Mr. de Sa served as Chief of the Office of Strategic Planning at the U.S. Federal Communications Commissions (FCC). During his time at the FCC, Mr. de Sa focused on transaction reviews, and spectrum and broadband policy. From 2012 to 2016, he was a Senior Analyst at Bernstein Research. Prior to his government service, Mr. de Sa was a Partner at McKinsey & Company, serving communications and private-equity clients from the firm’s Washington, D.C., and Seoul offices. From 2018 to 2023, Mr. de Sa was a director of the Coalition for Green Capital, a non-profit that works with national, state and local governments to establish green bank financial institutions for the deployment of sustainable technologies. Mr. de Sa holds a doctorate in theoretical physics from Oxford and a B.A. from Cambridge. He was also a John F. Kennedy Memorial Scholar at MIT and researched technology policy as a post-doctoral fellow at Harvard University. Mr. de Sa has been nominated to continue service on the Board due to his experience in the communications industry, regulatory background, sustainability and corporate finance.
Lewis H. Ferguson III, age 79, has served on our Board since October 2018. From 2011 to 2018 he served two terms as a board member of the Public Company Accounting Oversight Board (“PCAOB”), the oversight body for auditors of U.S. public companies. Mr. Ferguson served as Vice-Chair and Chair of the International Forum of Independent Audit Regulators, the international coordinating body of more than 50 independent audit regulators throughout the world, from 2012 to 2015. Mr. Ferguson also served as the first general counsel of the PCAOB from 2004 to 2007. Prior to his service at the PCAOB, Mr. Ferguson was a partner at the law firm of Williams & Connolly, LLP from 1979 to 1993 and 1998 to 2003, and at the law firm of Gibson, Dunn & Crutcher, LLP from 2007 to 2011. Mr. Ferguson has at various times served on the boards of seven companies, two public and five private. The two public companies were Wright Medical Technologies (1994 to 1997) and Cogent Communications Group, Inc., a predecessor of the Company (2007 to 2009). Mr. Ferguson has been nominated to continue serving on the Board due to his extensive experience with audit matters, corporate finance, and corporate governance.
Eve Howard, age 61, has served on our Board since June 2022. Ms. Howard is an attorney in private practice, specializing in capital markets, financing and other corporate strategic transactions for more than 30 years. Ms. Howard regularly provides advice to senior management teams and corporate boards of directors on their corporate and finance activities, environmental, social and governance policies and practices, and securities matters. She served as the global head of the capital markets practice of her firm from July 2020 through December 2023, and prior to that served on the global executive management committee of the firm from 2016-2020. She transitioned from partner at her firm to senior counsel in January 2024. In her management role, Ms. Howard worked closely with teams throughout the Americas, Europe and Asia to expand the business, set policies, manage risk and streamline operations. Ms. Howard is a graduate of Duke Law School, where she currently serves on the Board of Visitors, and Dartmouth College. Ms. Howard serves on the board of Reading Partners DC, a nonprofit aimed at building literacy skills in qualifying Washington, D.C. public elementary schools. Ms. Howard also serves on the board of DirectWomen, a nonprofit organization that works to increase gender diversity on corporate boards. Ms. Howard has been nominated to continue serving on the Board based upon her extensive experience in the areas of corporate finance and capital markets, international business experience, environmental, social and governance policies and practices, internal corporate compliance and corporate governance.
Deneen Howell, age 52, has served on our Board since May 2022. Ms. Howell is an attorney in private practice and has been practicing since 1998. Ms. Howell’s practice includes advising former government officials, senior executives, public speakers, broadcasters and journalists (many of whom also are authors) in their professional pursuits; and counseling privately held businesses and non-profit organizations in employment and publishing-related matters. Ms. Howell also has an extensive executive compensation practice where she represents top executives as well as fiduciary and advisory board members of public and privately-held companies. Ms. Howell serves as co-chair of her firm’s Transactions and Business Counseling practice, and its Employment Counseling practice group and as chair of its Budget Committee. Ms. Howell also serves as a member of the Boards of Directors of Georgetown Day School and The Fuller Project, a non-profit newsroom, as well as the board of Trustees of the White House Historical Association. Ms. Howell is a graduate of Yale University and Stanford Law School and a past president of the Stanford Law Review. Ms. Howell has been nominated to continue serving on the Board based upon her extensive experience in the areas of media and content development, executive compensation, internal corporate compliance and corporate governance.
Sheryl Kennedy, age 69, has served on our Board since November 2019. Ms. Kennedy serves on the board of directors of Private Debt Partners, Inc., serving on the Audit, Finance and Risk Committee and is a director of the CLS Group Holdings AG, serving as Chair of the Nominating and Governance Committee, as a member of the Audit and Finance and the Chairs Committees and also as Chair of the board of its subsidiary, CLS UK Intermediate Holdings Ltd. Ms. Kennedy served as non-executive Chair of Promontory Financial Group Canada, an IBM Company, during the course of 2019, and previously was CEO of Promontory Canada from 2009 through 2018. From 1994 to 2008 she was Deputy Governor of the Bank of Canada and chaired the Markets Committee at the Bank for International Settlements in Basel, Switzerland from 2003 to 2006. She also served as Senior Advisor for International Strategy for Scotiabank in 2006. Prior to her time with the Bank of Canada, Ms. Kennedy worked in the Canadian federal Department of Finance and served as Finance Counsellor at the Canadian Embassy in Paris, France. Ms. Kennedy is a Trustee of the Anglican Church of Canada General Synod Pension Plan and Chair of its Asset Mix Committee. She served on the University of Waterloo Board of Governors from 2017 to 2023 chairing its Pension Investment Committee and serving as a member of its Finance and Investment Committee. She also chaired the University’s Responsible Investing Advisory Group. Ms. Kennedy is a graduate of the University of Waterloo and Harvard University. Ms. Kennedy has been nominated to continue serving on the Board due to her experience in the oversight of public company auditing, risk management, financial system management, regulation and corporate responsibility and sustainability, together with her international experience.
Listed below are certain areas of knowledge, skills and experience that we consider important for our directors in light of our current business strategy and structure. The table below includes the primary skills and experience of each director nominee that led our Board to conclude that he or she is qualified to serve on our Board. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contribution to the Board, and the type and degree of knowledge, skills and experience listed below may vary among the nominees.

Board	Schaeffer	Montagner	Bath	Brooks	de Sa	Ferguson	Howard	Howell	Kennedy
Knowledge, Skills and Experience
Public Company Board Experience	x	x	x	x	x	x	x	x	x
Financial	x	x	x	x	x	x	x		x
Risk Management	x	x	x			x	x		x
Accounting	x	x	x	x		x			x
Corporate Governance/Ethics	x	x	x	x		x	x	x	x
Legal/Regulatory	x			x	x	x	x	x	x
HR/Compensation	x	x	x					x
Executive Experience	x	x	x				x		x
Operations	x	x					x	x
Strategic Planning/Oversight	x	x	x	x	x	x	x	x	x
Technology	x	x	x	x
Mergers and Acquisitions	x	x		x	x	x	x	x
Telecom/Internet Industry	x	x	x	x	x
Academia/Education	x		x	x		x			x
Cybersecurity	x					x
Environmental, Social and Governance							x		x
If the nominees are elected, the average tenure of our independent directors would be 8.5 years as of May 8, 2024, as compared to 7.5 years as of May 4, 2023.
Board Diversity Matrix (As of March 25, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities
LGBTQ+	0
Did Not Disclose Demographic Background	0
Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.
Recommendation of the Board of Directors:
The Board recommends a vote FOR the election of all nominees named above.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2024. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2022 and 2023 are described under “Relationship with Independent Registered Public Accountants — Fees and Services of Ernst & Young LLP,” below.
We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accountants. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.
Representatives of Ernst & Young LLP will be available by telephone at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
The affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting will be required for ratification. The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2024. Unless marked otherwise, proxies received will be voted FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2024.
In the event stockholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee and the Board. The Company believes that neither the Audit Committee nor the Board is obliged to make any such reconsideration under Delaware law, the rules of the stock exchange on which the Company is listed, or the rules promulgated by the Securities and Exchange Commission (“SEC”) that frame certain specific obligations of the members of all public company audit committees with respect to the selection of independent registered public accountants. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Recommendation of the Board of Directors:
The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2024.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:
RESOLVED that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion is hereby APPROVED.
The affirmative vote of the holders of a majority of our shares of our common stock present in person or represented by proxy at the Annual Meeting will be required for approval.
Because the vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee. The Board values our stockholders’ opinions, and the Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions. The Board has previously adopted a policy of providing for annual advisory votes from stockholders to approve named executive officer compensation. The next such vote is expected to occur at the 2025 Annual Meeting of Stockholders.
In 2023, our stockholders approved the advisory vote on the compensation of our named executive officers. The vote was as follows: FOR: 38,901,256 shares; AGAINST: 2,321,024 shares; ABSTAIN: 46,535 shares; and 2,535,472 broker non-votes.
Our Board of Directors continues to believe that our CEO’s compensation arrangements are reasonable and appropriate in light of the following factors:
•
Our CEO, Mr. Schaeffer, founded the Company and has successfully led us for more than 20 years. He is intimately involved in the financial, operational and technical aspects of our business and his knowledge of the Company and its marketplace is uniquely valuable;

•
Our executive compensation program seeks to align executive officers’ interest to those of our stockholders by orienting a substantial portion of their target total direct compensation to the value of our common stock. Our program encourages long-term thinking by structuring equity awards with multi-year performance periods and/or vesting provisions;

•
In 2023, our CEO’s entire target direct compensation was “at risk.” All of our CEO’s cash compensation was performance-based and was not payable until 2024.

•
98% of our CEO’s direct compensation in 2023 was in the form of equity awards, all of which are earned or vest no sooner than 36 months from the grant date and a majority of this equity compensation is performance-based;

•
With respect to our CEO’s 2023 performance-based equity award, the Compensation Committee maintained the vesting parameters originally established in 2020 following feedback from our stockholders. The vesting in 2027 of our CEO’s 2023 performance-based equity award is such that one-third vests based on the Company’s growth rate in revenue, one-third vests based on the Company’s growth rate in cash flow from operating activities and one-third vests based on our TSR, with each portion subject to a cap;

•
The targets for the Company’s growth rate in revenue and growth rate in cash flow from operating activities are set at 1.5 and 2.0 times, respectively, of the growth rates for the same metrics for companies comprising the NASDAQ Telecommunications Index, using organic growth only; and

•
The performance-based shares vest for each performance measure (revenue growth, cash flow from operating activities growth and TSR) only if the Company’s performance for that metric is positive. If the Company’s performance against the target is less than zero, then the shares allocated to such performance measure do not vest with respect to that target.

•
In 2023, in advance of calculating these metrics with respect to the CEO’s 2020 grants, the Company determined that it was impossible to determine organic growth rates for the growth rate in revenue and growth rate in cash flow from operating activities. As a result, the Company and the CEO agreed to amend the terms of his 2020 grant agreement, as well the grant agreements for the 2021, 2022 and 2023 awards that contain similar provisions to remove the limitation that only organic growth rates be used.

•
The increase in value of our CEO’s long-term incentive compensation over the past several years has been entirely due to the increase in the value of the Company’s common stock; the Board believes this underscores the essential alignment of executive compensation with increases in value of our common stock.

Our executive compensation program is designed to attract, reward, and retain highly talented executives to achieve our corporate goals and to align the interests of our executive officers with the long-term interests of our stockholders. It aims to be transparent to our stockholders by being simple to understand and to link the compensation of our executive officers to our performance. It reflects the size, scope, and success of our business, as well as the responsibilities of our executive officers.
Our Board of Directors urges stockholders to carefully read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail our executive compensation philosophy, policies, and practices, as well as the Summary Compensation Table and other related compensation tables and the accompanying narrative discussion.
Recommendation of the Board of Directors:
The Board recommends a vote FOR the resolution set forth above thereby approving, on an advisory basis, the compensation of the named executive officers as described in the Compensation Discussion and Analysis, Summary Compensation Table and related tables, and the accompanying narrative discussion as set forth in this Proxy Statement.

THE BOARD OF DIRECTORS AND COMMITTEES
Board Composition
Our Board of Directors currently consists of nine directors: eight independent directors and Dave Schaeffer, our Chairman of the Board and CEO.
Mr. Schaeffer serves as CEO and Chairman of the Board. He is the founder of the Company and owns approximately 10.0% of the Company’s stock. His dual role was established more than 20 years ago when he founded the Company. The Board regularly considers and evaluates this structure. The Board believes that the Company continues to be best served by a chairman who is involved with the Company on a full-time basis and possesses deep knowledge of its finances and operations.
The Board’s role in the Company is to provide general oversight of strategy and operations and to oversee the hiring, performance review, compensation review and termination, as applicable, of the executive officers of the Company. As part of its oversight of operations, it reviews the performance of the Company and the risks involved in the operations of the Company. The Board and the Audit Committee receive regular reports on the status of the Company’s internal controls and each has reviewed key operational risks. The Board’s risk oversight role is not affected by its leadership structure as all directors, other than Mr. Schaeffer, are independent directors and therefore have no conflict that might discourage critical review. The Board believes the leadership structure facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to proactively participate in the oversight of management’s actions.
Lead Independent Director
Marc Montagner has served as the Company’s Lead Independent Director since February 2020. The Board believes that having a strong Lead Independent Director provides balance in the Company’s leadership structure and is in the best interests of the Company and its stockholders.
In addition to the responsibilities of all directors, our Lead Independent Director’s other duties, which are set forth in the Company’s Corporate Governance Guidelines (found on the Company’s website under the tab “About Cogent; Investor Relations; Governance” at www.cogentco.com.) and which the Board continues to evaluate through engagement with our stockholders, are:
•
presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the Independent Directors;

•
approving Board meeting schedules and agendas; and

•
acting as the liaison between the Independent Directors and the Chief Executive Officer and Chair of the Board.

In addition, the Lead Independent Director is expected to:
•
serve as a lead point of contact for stockholders, independent from management;

•
call and preside at separate meetings of the Independent Directors, as appropriate;

•
ensure that the Independent Directors have adequate opportunities to meet and discuss issues in executive session without non-Independent Directors or management present;

•
communicate feedback from executive sessions to the Company’s senior management and Chair of the Board;

•
communicate to management, as appropriate, the results of private discussions among Independent Directors;

•
advise the Chair as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the Independent Directors to effectively and responsibly perform their duties;

•
recommend to the Board and the committees of the Board the retention of advisers and consultants who report directly to the Board;

•
respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the Independent Directors as a group, with such consultation with the Chair and other directors as the Lead Independent Director may deem appropriate;

•
ensure CEO development and succession planning;

•
assist the Board and management in implementing and assuring compliance with the Company’s governance principles; and

•
perform such other duties as the Board may from time to time delegate.

Stockholder Returns
The Board has consistently sought to provide returns to our stockholders. As a result of the combination of our operating performance and increased access to capital, the Company has returned $1.4 billion to stockholders in the form of cash dividends and repurchases of shares of common stock since our registered public offering in June 2005.
We initiated dividends on our common stock in September 2012. Since that date, we have grown our quarterly dividend 9.7 times the original amount and have increased our dividend sequentially in each of the last 46 quarters. Since September 2012, our dividend has grown at a compounded annual rate of 21.7%.
We have repurchased shares of our common stock during times of stock market volatility. Since initiating our stock repurchase program, we have repurchased 10.4 million shares of common stock for $239.5 million, resulting in an average purchase price of $23.01 per share.
Corporate Responsibility and Sustainability
The Board recognizes the Company’s obligation as a global citizen to operate in a responsible and sustainable manner. The Board has determined that the management and oversight of key non-financial risks and opportunities, such as workforce development, environmental sustainability and ethics, are critical responsibilities of the Board. The Board seeks to balance these obligations with its obligations to our stockholders.
Electricity Usage
The Company operates in an energy-intensive business, both in the operation of our network and the resale of electricity to our customers in our owned data centers. This usage has been significantly altered by the Company’s acquisition of the Sprint fiber network and owned real estate assets. As we work to integrate these assets, we are reassessing our goals with respect to energy use. We are committed to becoming more efficient in our consumption of electricity, whether in our network, our owned data centers or our office locations.
With respect to our network operations, while our electricity usage grows with our network and traffic growth, our implementation of more efficient equipment results in a greater amount of traffic passed per unit of electricity used. In addition, as part of the Sprint integration, we have aggressively depowered unnecessary and/or obsolete equipment in our owned facilities. As of the end of 2023, we removed approximately 6,000 racks of equipment from our newly acquired facilities and turned down approximately 3.8 MW of power by disconnecting obsolete equipment. Where possible, we have continued to seek environmentally responsible sources of power. In May 2022, we completed construction of and activated our solar power facility at our Pasadena data center as part of this effort. We are evaluating the suitability of a number of acquired locations for solar power.
Emissions and Wastewater
We directly generate little to no SO2 or NO2 emissions in our operations. We continue to monitor the development of reporting standards with respect to environmental impacts as we determine how best to measure and report on emissions.

As part of the Sprint acquisition, the Company acquired a significant fleet of vehicles used by our field technicians in the maintenance and repair of our fiber network. From the time the purchase agreement was signed to the end of 2023, the number of vehicles in the fleet was reduced by approximately 20% from 327 to 252, thereby reducing the overall emissions generated by the fleet.
To further reduce Scope 3 emissions, the Company has instituted a number of hybrid work programs that permit eligible employees to work remotely several days a week. By reducing the number of daily commutes taken by our employees to and from work, the Company strives to reduce its overall carbon footprint.
The Company generates no wastewater discharge in its operations. Our office locations consume water typical for office use for sanitary purposes. Due to the relatively insignificant amount of water used by our operations, the Company has elected to focus its efforts primarily on electricity consumption.
Human Resources
The Company is committed to a workforce that is diverse across all dimensions, including gender, race and ethnicity and age.
In 2019, our Board prioritized increasing its gender and racial and ethnic diversity. Since that time, we have increased our Board diversity such that 33% of our directors are women and 22% are racially or ethnically diverse. The Board is committed to maintaining or increasing these figures in the future. Moreover, the Board has recently chosen new directors who while possessing all of the skills and experience have not previously served as directors of public companies. The Board believes this has the dual benefits of adding well-qualified directors to the Board as well as broadening the pool of women and minority candidates who have public company board experience.
In addition to the Board, the Company has increased the racial and gender diversity in our senior management ranks, and as part of the Sprint acquisition, increased the age diversity of our workforce. As Sprint has a much longer history than Cogent, a substantial portion of their employees who transitioned to Cogent as part of the acquisition are older and long-tenured. As Cogent credited this tenure as part of the acquisition, these employees have tenure with Cogent that is longer than Cogent’s existence.
We recognize the value these experienced employees bring to Cogent. In order to preserve the critical institutional knowledge, the Company has begun an apprentice program in our field technician unit to provide opportunities for interested employees to learn the skills necessary to function in this niche area.
Network and Data Security
As a provider of network services, Cogent takes seriously its network and data security obligations. To that end, the Company strives to maintain compliance with local laws and regulations and to utilize best practices and standards to protect the privacy and data of its customers and its employees. Cogent has developed and implemented a cybersecurity risk management program intended to protect the confidentiality, integrity, and availability of our critical systems and information. Cogent utilizes Center for Internet Security control objectives and benchmarks to enhance the security posture for its IT systems and networks.
Our cybersecurity risk management program is integrated into our overall enterprise risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas.
Key elements of our cybersecurity risk management program include, but are not limited to, the following:
•
cybersecurity awareness training and communications for employees;

•
a dedicated security team principally responsible for managing (1) our cybersecurity risk assessment processes, (2) our security controls, and (3) our response to cybersecurity incidents;

•
cybersecurity controls to detect cybersecurity incidents or risks within our IT Systems;

•
internal and external risk assessments designed to help identify material cybersecurity risks to our critical systems and information; and

•
a cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents.

The Audit Committee of the Board is tasked with oversight of the Company network and data security efforts. The Audit Committee meets regularly with senior management, including our Chief Information Officer (“CIO”), to receive updates and about the Company’s data security initiatives.
Our CEO regularly meets with our CIO to discuss, in part, any significant cybersecurity issues. In addition to the CIO, our dedicated Cybersecurity Engineer and the Information Technology team are responsible for the day to day monitoring of the cybersecurity landscape, the Company’s monitoring and response processes and training of Company employees.
Network Resilience
The Company is cognizant of its importance as a global internet service provider. To that end, to enhance the resiliency of the Company’s network and services, the Company conducted a risk assessment in which it identified, assessed and evaluated its operational risks and determined which of those risks had the highest potential to impact its mission essential functions. Once these risks were identified, the Company took actions at various levels, including network design, topology, systems configuration and operations, in order to mitigate the impact of operational risks on the mission essential functions. By doing so, the Company hopes to ensure the safety, continuity and availability of its services.
In order to mitigate the effects of network outages and fiber cuts, the Company’s network utilizes ring protected architecture. Through its selected equipment, the Company is able to reroute large amounts of data around any compromise to the network, both at the metropolitan fiber ring level, and at the international backbone level. The network also contains significant redundancy and diversity that allows continued operations under sub-optimal conditions.
The management of the Company’s network is carried out by the Company’s Network Operations Centers (NOC) located in redundant locations in Washington, D.C., Herndon, Virginia, Overland Park, Kansas, and Madrid, Spain. These facilities provide continuous operational support worldwide. Our NOCs are designed to immediately respond to any problems in our network.
Our customer care function is managed by our Customer Support Team. Our CST centers are located in Washington, D.C., Herndon, Virginia, Atlanta, Georgia, and Madrid, Spain. We bolstered our NOC and CST teams with the addition of skilled employees from the Sprint acquisition.
To ensure the quick replacement of faulty equipment in the intra-city and long-haul networks and to provide services to new customers, we have deployed field engineers across North America and Europe.
The Company has a section of its website describing its corporate responsibility and sustainability, which can be found at www.cogentco.com/en/about-cogent/corporate-responsibility. This section includes a summary of our performance against the telecommunication services standards issued by the Sustainability Accounting Standards Board.
Oversight of our environmental and sustainability risks is included in the charter of the Audit Committee of our Board.

Board Operations and Committee Structure
The Board of Directors met 4 times during 2023. Each director attended at least 75% of the meetings of the Board for which he or she could have attended. Each director attended at least 75% of the meetings of the committees of the Board of which he or she was a member. The independent directors met four times. We encourage our directors to attend our annual meeting of stockholders, and all of the directors attended the 2023 annual meeting of stockholders. During 2023, the Board had a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. As of March 1, 2024, the committee membership of the Board of Directors was as follows:
Director	Montagner	Bath	Brooks	de Sa	Ferguson	Howard	Howell	Kennedy	Schaeffer
Audit Committee			x		x			x
Compensation Committee	x			x			x
Nominating and Corporate Governance Committee		x			x	x
Nominating and Corporate Governance Committee
We established our Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) in April 2005. The members of the committee are currently Blake Bath (Chair), Eve Howard and Lewis Ferguson, each of whom are independent members of our Board.
The charter of the Nominating and Corporate Governance Committee may be found on the Company’s website under the tab “About Cogent; Investor Relations; Governance” at www.cogentco.com. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include assisting the Board in identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting.
The Nominating and Corporate Governance Committee has prioritized increasing the diversity of the Board, which includes gender and/or racial diversity. It does not have precise measures for the optimal range and type of diversity desirable. Instead, it and the Board seek candidates with a broad range of experience and perspective. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, integrity and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time. In addition, the Nominating and Corporate Governance Committee considers whether an individual satisfies criteria for independence as may be required by applicable regulations. Further, the Company seeks highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.
In 2023, following the addition of three new directors in the past two years, the Nominating and Corporate Governance Committee conducted a Board self-assessment to solicit the directors’ opinions on a variety of topics, including board and committee operations, topics for Board focus and committee structure.
The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.
The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. Any stockholder wishing to suggest a name for committee consideration should comply with the provisions of the Company’s Bylaws, including, without limitation, sending the name of the nominee and related personal information to the Nominating and Corporate Governance Committee, in care of our Secretary, at least three months before the next annual meeting to ensure meaningful consideration by the Nominating and Corporate Governance Committee. See “Stockholder Proposals” for Bylaw requirements for nominations.

The Nominating and Corporate Governance Committee had three formal meetings in 2023.
Compensation Committee
The Compensation Committee is responsible for determining the compensation for our executive officers and administering our compensation programs. The Compensation Committee is also responsible for overseeing the Company’s human capital management. The current members of the Compensation Committee are Marc Montagner (Chair), Deneen Howell and Paul de Sa, each of whom are independent members of our Board.
The Compensation Committee had seven formal meetings in 2023. Cash compensation and equity compensation awards for all executive officers of the Company were considered during these meetings, and Mr. Schaeffer was absent from any discussions concerning his compensation. The charter of the Compensation Committee is available under the tab “About Cogent; Investor Relations; Governance” at www.cogentco.com.
Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are Lewis Ferguson (Chair), Steven Brooks and Sheryl Kennedy, each of whom are independent members of our Board. The Board has determined that each of Mr. Ferguson, Mr. Brooks and Ms. Kennedy qualifies as an “audit committee financial expert”, as that term is defined in the Exchange Act. The responsibilities of the Audit Committee include:
•
the appointment, compensation, retention and oversight of our independent registered public accountants;

•
reviewing with our independent registered public accountants the plans and results of the audit engagement;

•
pre-approving professional services provided by our independent registered public accountants;

•
reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

•
reviewing the independence of our independent registered public accountants, including the types and amounts of non-audit services and fees provided by our independent registered public accountants;

•
considering the impact on the Company of changing the independent registered public accountants;

•
reviewing the adequacy of our internal accounting controls and overseeing our ethics program;

•
reviewing our data security and data privacy programs; and

•
overseeing management and reporting of environmental and sustainability risks.

The Audit Committee met six times during 2023. In addition, the Chair of the Audit Committee conducted regular calls with the lead partner of our independent registered public accountant and periodic calls with the Company’s personnel responsible for information security. The charter of the Audit Committee may be found under the tab “About Cogent; Investor Relations; Governance” at www.cogentco.com.

Audit Committee Report
To the Board of Directors:
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023.
We have discussed with the independent registered public accountants, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by Auditing Standard No. 1301, Communications with Audit Committees, as amended.
We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission. The Board of Directors caused the Form 10-K to be so filed.
Audit Committee:
Lewis Ferguson
Steven Brooks
Sheryl Kennedy
The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.
Stockholder Communication with Board Members
Historically, the Board has conducted stockholder outreach efforts to receive stockholder feedback. To facilitate direct and unfiltered stockholder communication with our directors, stockholders are encouraged to contact any of our directors by email at: Dave Schaeffer (dschaeffer@cogentco.com), Marc Montagner (mmontagner@cogentco.com), Blake Bath (bbath@cogentco.com), Steven Brooks (sbrooks@cogentco.com), Lewis Ferguson (lferguson@cogentco.com), Sheryl Kennedy (skennedy@cogentco.com), Paul de Sa (pdesa@cogentco.com), Deneen Howell (dhowell@cogentco.com) and Eve Howard (ehoward@cogentco.com). The Company believes that this approach has served it well, especially given the very substantial percentage of its stock held by institutional investors.
In view of the SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website at www.cogentco.com, any communications to the Board may be sent directly to the directors or sent to the Company in care of our Secretary.
Code of Ethics
The Company has adopted a code of ethics that applies to its directors, officers and employees. Each of the executive officers is regularly required to certify compliance with the code of ethics. Management of the Company regularly addresses topics and questions related to business ethics and emphasizes the importance of ethical behavior during its employee engagement efforts. This code of ethics may be found on the Company’s website under the tab “About Cogent; Investor Relations; Governance” at www.cogentco.com.

The Company intends to satisfy the disclosure requirements regarding an amendment to or waiver from a provision of the code of ethics by posting such information on its website.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines that establish a framework within which our directors and management can effectively pursue the Company’s objectives for the benefit of our stockholders. The Board believes that establishing these guidelines enhances its ability to foster sustainable growth and create value for our stockholders. The corporate governance guidelines may be found on the Company’s website under the tab “About Cogent; Investor Relations; Governance” at www.cogentco.com.
Board Member Attendance at Annual Meetings
The Company encourages all of its directors to attend the Annual Meeting of Stockholders. All of the directors attended the 2023 Annual Meeting in person. The Company generally holds a Board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.
Director Independence
Nasdaq Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq Marketplace Rules, the Board has determined that all of the directors nominated for election, other than Mr. Schaeffer, are independent.
EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
Set forth below is certain information concerning the executive officers and significant employees of the Company. Biographical information on Mr. Schaeffer is included under “Proposal 1 — Election of Directors.”
Thaddeus Weed, age 63, joined the Company in 2000 and served as Vice President and Controller until May 2004 when he also became Chief Financial Officer and Treasurer, a position he held until March 2020 and reassumed in April 2022. Mr. Weed served as Senior Vice President of Audit and Operations from May 2020 until being reappointed as Chief Financial Officer in May 2022. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services, Inc. where he undertook a broad range of financial management responsibilities. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.
Bryant Hird “Guy” Banks, age 59, joined us in 2000 and serves as Vice President of Real Estate. Prior to joining us, Mr. Banks held positions with various affiliates of Security Capital Group Incorporated, including the positions of Vice President of Land Acquisition and Vice President of Development for CWS Communities Trust.
Henry W. Kilmer, age 55, joined us in 2011 and serves as Vice President of Network Strategy. Prior to joining us, Mr. Kilmer held positions with UUNET (now Verizon), Sprint, Digex/Intermedia and Metromedia Fiber Networks/Abovenet (now Zayo) where he was Senior Vice President of Engineering and Operations. Most recently, Mr. Kilmer was President of Terrapin Communications, Inc., a small consulting firm that focused on network consulting and technical strategy development for companies like GPX, Airband, and Switch and Data (now part of Equinix). Since January 2023, Mr. Kilmer has also served on the board of the American Registry of Internet Numbers.
James Bubeck, age 57, joined us in 2000 and was appointed as our Chief Revenue Officer and Vice President of Global Sales in October 2015. Prior to being appointed our Chief Revenue Officer and Vice

President of Global Sales, Mr. Bubeck served in various capacities in the sales organization of Cogent, most recently, from 2007 to 2015, as Vice President of Central Region Sales, based in Chicago. From 1996 to 2000 he was a sales manager for MCI’s internet network business, which was subsequently divested to Cable and Wireless due to the merger of MCI and Worldcom.
John Chang, age 52, joined us in 2005 and was appointed Chief Legal Officer in May 2019. Prior to being appointed Chief Legal Officer, Mr. Chang served as Vice President and Deputy General Counsel. Prior to joining us, Mr. Chang held legal positions with StarBand Communications, Inc. and Teligent, Inc. and was in private practice with O’Melveny & Myers LLP.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During 2023, these individuals were:
•
Dave Schaeffer, our Founder and CEO;

•
Thaddeus Weed, our Chief Financial Officer;

•
James Bubeck, our Chief Revenue Officer and Vice President of Global Sales;

•
John Chang, our Chief Legal Officer;

•
Hank Kilmer, our Vice President of Network Strategy;

•
Greg O’Connor, who joined the Company from T-Mobile upon closing of the Sprint acquisition on May 1, 2023 and served as our Chief Operating Officer until August 2023; and

•
Jeff Danielson, who joined the Company from T-Mobile upon closing of the Sprint acquisition on May 1, 2023 and served as our Vice President of Infrastructure until September 2023.

Messrs. O’Connor and Danielson are included as Named Executive Officers in accordance with SEC rules because each of them would have been a Named Executive Officer if he was serving as an executive officer at the end of the year.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2023. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why we arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2023, including the key factors that the Compensation Committee considered in determining their compensation.
Executive Summary
2023 Executive Compensation Highlights
The following summarizes the compensation for our Named Executive Officers for 2023:
•
Base Salaries — With the exception of our CEO, who receives no annual base salary, increased their annual base salaries by 4.0% in common with all employees.

•
Bonus — With the exception of our CEO, each of our Named Executive Officers who was employed by the Company on January 1, 2023 received a one-time cash bonus equal to 2% of their base salary in common with all employees in light of increased rate of inflation. Upon the closing of the Sprint acquisition, the Board awarded Messrs. Weed and Chang a special bonus of $50,000 each. In addition, we paid one-time retention bonuses to Messrs. O’Connor and Danielson in connection with their continued employment after the closing of the Sprint acquisition.

•
Annual Incentive Compensation for CEO — Based on achievement of 57% of revenue growth and 58% of adjusted EBITDA growth for 2023, our CEO earned an annual incentive award in the amount of $500,000. The targets for the annual incentive compensation were 5% revenue growth and 10% adjusted EBITDA growth and the annual incentive award of $500,000 was 100% of the target annual incentive compensation of $500,000.

•
Sales Commissions for Chief Revenue Officer — Based on achievement of 114% of his aggregate revenue targets for 2023, made monthly commission payments totaling $167,084 to Mr. Bubeck.

•
Long-Term Incentive Compensation — The following long-term incentive compensation opportunities were granted to our Named Executive Officers in 2023:

•
Our CEO received a time-based restricted stock award of 72,000 shares which vests in 2026 and a performance-based restricted stock award of 88,000 shares, which is eligible to vest in 2027. The metrics for the performance-based award reflect stockholder feedback, and the performance-based award is to be earned based on our performance through the end of 2025, with one-third (1∕3) vesting based on the Company’s growth rate in revenue, one-third (1∕3) vesting based on the Company’s growth rate in cash flow from operating activities and one-third (1∕3) vesting based on the Company’s TSR, with no shares earned for that metric if performance is less than zero and no additional shares are earned for that metric if performance exceeds 100%.

•
Mr. Weed received a time-based restricted stock award of 19,400 shares and a performance-based stock restricted stock award of 4,850 shares and Messrs. Bubeck, Chang and Kilmer each received time-based restricted stock awards of 9,600 shares and performance-based restricted stock awards of 2,400 shares. The time-based restricted stock vests in 2026 and the performance-based restricted stock is eligible to vest in 2026, based on the attainment of customer satisfaction goals over the performance period.

•
Mr. Weed received an additional time-based restricted stock award of 10,000 shares that vests in 4 equal installments in 2025.

•
Concurrent with their transition to the Company upon the closing of the Sprint acquisition, Messrs. O’Connor and Danielson each received a time-based restricted stock award of 16,000 shares.

•
Vesting of Performance Grants for Chief Executive Officer — Our CEO’s performance-based restricted stock award granted in 2020 is scheduled to vest on April 1, 2024. The terms of the 2020 performance-based restricted stock award provided that the number of shares to be awarded will be determined by our performance through the end of 2023, with one-third (1∕3) vesting based on the Company’s growth rate in revenue, one-third (1∕3) vesting based on the Company’s growth rate in cash flow from operating activities and one-third (1∕3) vesting based on our TSR, with no shares earned for that metric if performance is less than zero and no additional shares are earned for that metric if performance exceeds 100%. Due to the impossibility of obtaining the information necessary to perform the applicable calculations with respect to the award, the performance measures with respect to growth rate in revenue and cash flow operating activities were amended by removing the provision that only organic growth be considered.

•
Vesting of Performance Grants for Other Executive Officers — Evaluated the performance — based restricted stock awards granted to our executive officers in 2020, including the Named Executive Officers (other than our CEO and Messrs. O’Connor and Danielson), and determined that the performance goal for such awards had been met by the Company, resulting in each of our executive officers earning 100% of such performance-based restricted stock awards.

2024 Executive Compensation Update
In January 2024, the Compensation Committee and the Board approved a number of measures intended to align executive compensation more fully with two goals: executive retention and successful integration of the Sprint acquisition. The Committee and the Board believe that these goals are critical to the success of the Company, and tailored its executive compensation decisions accordingly.
CEO Employment Agreement.   On January 3, 2024, in order to retain Mr. Schaeffer, the Company’s founder and CEO, during this critical period, the Board agreed to amend Mr. Schaeffer’s employment agreement to extend the term through December 31, 2026.
CEO Long-Term Incentive Compensation.   Upon recommendation of the Compensation Committee, the Board granted a long-term incentive compensation opportunity to our CEO that provides for a time-based restricted stock award of 84,000 shares that begins vesting in 2027 and a performance-based restricted stock award of 96,000 shares that vests in 2027 and is to be earned based on our performance through the end of 2026, with one-half vesting based on the Company’s compound annual growth rate in EBITDA, as set forth in the Company’s earnings press releases and one-half vesting based on our TSR, with no shares earned for that metric if performance is less than zero and no additional shares are earned for that metric if performance exceeds 100%.
The number of time-based shares and performance-based shares are each an increase from the amounts granted in 2023. The Board increased the amounts due to the Sprint acquisition increasing the Company’s revenue by approximately 80% and the challenges and complexity of integrating and managing the combined company. The Board also shortened the performance period from 4 years to 3 years believing it more appropriate to set performance goals over a 3-year horizon than 4 years.
CEO Annual Cash Incentive Compensation.   With respect to our CEO’s Annual Cash Incentive Compensation opportunity for 2024, which remains the CEO’s only direct cash compensation and is payable in 2025, the Compensation Committee amended the performance measures from revenue and EBITDA growth to growth in annualized wavelength revenue for 2024. Wavelength revenue is the revenue the Company derives from the sales of optical wave and optical transport services on its network. The Compensation Committee believes the sale of wavelengths is reasonable metric for evaluating the progress and success of the integration efforts with respect to the Sprint acquisition.
Executive Officer Long-Term Incentive Compensation.   On January 3, 2024, Board granted long-term incentive compensation opportunities to the Company’s other Named Executive Officers employed by the Company on such date in the form of time-based restricted stock awards, which vest in 2027, and performance-based restricted stock awards, which are eligible to vest based on our performance through the end of 2027. Mr. Weed received a time-based restricted stock award of 19,400 shares that vests in 2027 and a performance-based restricted stock award of 4,850 shares that vests in 2027 based on our performance through 2027. Each of our other Named Executive Officers received a time-based restricted stock award of 9,600 shares that vests in 2027 and a performance-based restricted stock award of 2,400 that vests in 2027 based on our performance through 2027.
The Compensation Committee and the Board also granted supplemental long-term incentive compensation opportunities to the Company’s other Named Executive Officers and members of senior management employed by the Company on January 3, 2024 in the form of time-based restricted stock awards, which vest in 2027, to retain such individuals. Messrs. Weed and Chang each received a time-based restricted stock award of 30,000 shares, Mr. Bubeck received a time-based restricted stock award of 10,000 shares and Mr. Kilmer received a time-based restricted stock award of 5,000 shares, that each vest in January 2027, contingent upon such Named Executive Officer remaining employed through and on such date. The Compensation Committee believes that retaining the services of key employees is critical to the Company’s ability to complete the integration of the Sprint operations and infrastructure into the Company.
Pay-for-Performance Compensation Philosophy
We view our executive compensation practices as an avenue to communicate our goals and standards of conduct and as a means to reward our executive officers for their achievements. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers and, therefore, that it promotes stability in our leadership.
The Board has established a unifying principle for our executive compensation program: linking the interests of our executive officers to the interests of our stockholders. The Board believes that this alignment of interests incentivizes our executive officers to act in the best interests of the Company.
To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of our executives’ annual compensation takes the form of equity awards and is, therefore, “at-risk.” Over 95% of our CEO’s annual target direct compensation consists of equity awards. For our other executive officers, including the other Named Executive Officers, over 70% of their annual target direct compensation is delivered in the form of equity awards.

In 2023, our CEO’s entire cash compensation consisted of his annual incentive award, which was performance-based and at-risk. The majority of our CEO’s restricted stock award is performance-based, meaning that a majority of our CEO’s target total direct compensation for 2023 was performance-based. This dedication to performance-based compensation remains in place for 2024.
Our compensation program focuses upon long-term growth in stockholder value. Restricted stock awards granted to our executives generally do not vest until three years after the grant date, and, in the case of performance-based restricted stock awards, the performance targets are based on long-term measurements.
To date, the Board has granted equity awards based on a fixed number of shares rather than awards based on a specific dollar value. To ensure that we remain faithful to our compensation philosophy, the Board regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our TSR over this period. The Board will continue to review both the size of awards and whether awards should be tied to a specific dollar amount; however, as part of this evaluation the Board will acknowledge that increases in the realized value from the awards are necessarily tied to increases in stockholder value and thus these increases are consistent with the goal of our executive compensation program.
As the most direct way to tie our CEO’s incentives to TSR, the Board has structured his compensation almost completely as long-term equity awards. Thus, our CEO sees his primary responsibility as the creation of long-term stockholder value.
In response to stockholder concerns, in 2020, the Board restructured the metrics for our CEO’s performance-based equity award to align a greater portion to metrics that he directly influences: revenue and cash flow. Accordingly, beginning with his 2020 grant, one-third of his performance-based shares were tied to the Company’s growth rate in revenue, one-third to the Company’s growth rate in cash flow from operating activities and one-third to our TSR, with performance measured over a three-year period and the number of shares to be earned with respect to each metric subject to a cap. The targets for the Company’s growth rate in revenue and growth rate in cash flow from operating activities were set at 1.5 and 2.0 times, respectively, of the growth rates for the same metrics for companies comprising the NASDAQ Telecommunications Index, with no shares are earned for a target if the growth rates for that target were less than zero or the Company’s TSR is less than zero. In 2024, due to the impossibility of obtaining the information necessary to perform the applicable calculations with respect to the 2020, 2021, 2022 and 2023 awards, the performance measures with respect to growth rate in revenue and growth rate in cash flow from operating activities were amended by removing the provision that only organic growth be considered.
For 2024 compensation, as noted above, the Board amended these performance measures to a measure based on the compound annual growth rate of the Company’s EBITDA as adjusted over a three-year performance period from January 1, 2024 to January 1, 2027. The Board believes this is consistent with stockholder concerns as EBITDA as adjusted is a metric directly influenced by the CEO.
We believe that our focused emphasis on the use of long-term incentive compensation as the key element of our executive officers’ target total direct compensation opportunities has enabled us to maintain a strong alignment of our executive officers’ and stockholders’ interests and has resulted in the above-market performance of our common stock as illustrated below.

The graph below compares Cogent Communications Holdings’ cumulative five-year TSR on common stock with the cumulative TSRs of the S&P 500 Index and the NASDAQ Telecommunications Index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2018 to December 31, 2023.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Cogent Communications Holdings, the S&P 500 Index
and the NASDAQ Telecommunications Index

$250
$200
$150
$100
$50
$0
12/18
12/19
12/20
12/21
12/22
12/23
Cogent Communications Holdings
S&P 500
NASDAQ Telecommunications

*
$100 invested on 12/31/18 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31. Copyright© 2024 Standard & Poor’s, a division of S&P Global. All rights reserved.
	12/18	12/19	12/20	12/21	12/22	12/23
Cogent Communications Holdings	100.00	151.89	143.88	183.76	152.19	214.92
S&P 500	100.00	131.49	155.68	200.37	164.08	207.21
NASDAQ Telecommunications	100.00	118.74	130.71	133.51	97.62	108.00

The graph below compares Cogent Communications Holdings’ cumulative 18-year TSR on common stock with the cumulative 18 year TSRs of the S&P 500 Index, the NASDAQ Telecommunications Index, AT&T, Verizon and Lumen. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2005 to December 31, 2023.
COMPARISON OF 18 YEAR CUMULATIVE TOTAL RETURN*

$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
12/05
12/06
12/07
12/08
12/09
12/10
12/11
12/12
12/13
12/14
12/15
12/16
12/17
12/18
12/19
12/20
12/21
12/22
12/23
Cogent Communications Holdings
S&P 500
NASDAQ Telecommunications
AT&T
Verizon Communications Inc
Lumen Technologies Inc

*
$100 invested on 12/31/05 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2024 Standard & Poor's, a division of S&P Global. All rights reserved.
	12/05	12/06	12/07	12/08	12/09	12/10	12/11	12/12	12/13	12/14
Cogent Communications Holdings	100.00	295.45	431.88	118.94	179.60	257.56	307.65	416.63	761.65	689.04
S&P 500	100.00	115.80	122.16	76.96	97.33	111.99	114.35	132.66	175.62	199.66
NASDAQ Telecommunications	100.00	140.36	177.85	108.19	138.39	167.89	192.62	204.53	326.75	314.46
AT&T	100.00	155.55	189.77	138.76	148.45	169.11	187.77	224.43	250.39	256.28
Verizon Communications Inc	100.00	135.32	165.86	136.46	142.31	175.48	207.47	234.81	278.58	277.01
Lumen Technologies Inc	100.00	132.52	126.56	89.13	129.34	178.49	155.05	175.55	152.44	200.75
	12/15	12/16	12/17	12/18	12/19	12/20	12/21	12/22	12/23
Cogent Communications Holdings	706.44	876.70	1002.12	1044.27	1586.15	1502.46	1918.95	1589.28	2244.37
S&P 500	202.42	226.63	276.11	264.00	347.13	411.00	528.98	433.17	547.05
NASDAQ Telecommunications	307.55	283.68	362.86	277.45	329.90	349.36	359.54	255.53	280.39
AT&T	282.65	373.01	364.05	288.37	428.28	343.89	323.59	344.36	334.99
Verizon Communications Inc	287.01	346.47	360.39	400.93	456.53	455.99	421.64	337.28	346.60
Lumen Technologies Inc	136.93	139.98	109.40	111.47	105.57	85.42	118.61	52.75	18.49
2023 Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2023 Annual Meeting our stockholders approved the advisory vote on our named executive officer compensation, or “Say-on-Pay,” with approximately 94% of votes cast. We believe this support is indicative of the Board’s willingness to adjust both director and officer compensation in response to concerns and suggestions raised by our stockholders.

As demonstrated by our continuing, active outreach to our stockholders, we value their opinions on executive compensation, as expressed not only in their Say-on-Pay votes but in our dialogues throughout the year.
Executive Compensation Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2023, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:
What We Do
•
We maintain an Independent Compensation Committee.   The Compensation Committee consists solely of independent directors who establish our compensation practices.

•
We retain an Independent Compensation Advisor.   The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

•
We conduct an annual Executive Compensation Review.   At least once each year, the Board conducts a review of our compensation strategy.

•
Compensation At-Risk.   Our executive compensation program is designed so that the majority of our executive officers’ compensation is at risk based on corporate performance, and because it is equity-based, aligned to the interests of our stockholders.

•
We Evaluate Compensation-related Risk.   The Board considers our compensation-related risk profile to ensure that our compensation-related risks do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

•
Multi-year Vesting Requirements.   Both to retain and to focus our executives on long-term performance, all of our equity awards must be earned over at least a three-year period.

•
Compensation Recovery (“Clawback”) Policy.   We have adopted a policy for recovery of erroneously awarded compensation that complies with SEC and Nasdaq rules and enables the Board to recover both cash and equity incentive-based compensation from our CEO and certain other officers in the event of an accounting restatement.

•
Stock Ownership Policy.   We have adopted a stock ownership policy for our CEO and the members of the Board under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

•
We Conduct an Annual Stockholder Advisory Vote on Named Executive Officer Compensation.   We conduct an annual stockholder advisory vote on the compensation of the Named Executive Officers. The Board considers the results of this advisory vote during the course of its deliberations and also separately seeks to engage on executive compensation matters with our stockholders.

What We Do Not Do
•
No Guaranteed Bonuses.   We do not provide guaranteed bonuses to our executive officers. Only our CEO and Chief Revenue Officer are eligible to receive annual cash incentive awards, which are entirely performance-based. Our other executive officers are not eligible for cash bonuses.

•
No Defined Benefit Retirement Plans.   We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

•
No Hedging and Limits on Pledging.   We prohibit our employees, including our executive officers, and the members of the Board from hedging our securities and from pledging our securities on a non-recourse basis. See below for a discussion of limitations on pledging of our securities.

•
No Tax Payments on Perquisites.   We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

•
No Excise Tax Payments on Future Post-Employment Compensation Arrangements.   We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•
No Special Welfare or Health Benefits.   We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs, such as medical, dental and vision benefits, medical and dependent care flexible spending accounts, health savings accounts, long-term and short-term disability insurance, and basic life insurance coverage.

•
No Stock Option Re-pricing.   We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Pledging Policy
In 2021, the Board of Directors, led by the Audit Committee, undertook a comprehensive review of the Company’s policy on pledging of the Company’s stock by the Company’s directors, officers and employees. As part of this review, the Board weighed two primary considerations. First, the Board believes that the Company’s longstanding practice of compensating its CEO and other senior executives primarily through restricted stock awards is correct and properly aligns the interests of the Company’s officers with those of its stockholders. The Board is firm in its belief that this practice should continue. Second, the Board recognizes that a pledge of a significant number of shares of the Company’s stock poses a risk to the Company and its other stockholders should a lender foreclose on the pledged shares and sell all or a significant portion of them in a manner that disrupts the market for the shares.
When considering whether to impose a complete prohibition on the pledging of Company stock, the Board recognized that a complete ban on the pledging of Company stock would likely result in Company officers selling shares of the Company in order to provide liquidity to pay taxes due upon the vesting of restricted stock and to meet other expenses. The Board believes that this runs counter to its goal of encouraging ownership of the Company’s securities by its executive officers. Moreover, the sale of shares by executive officers, particularly if in large amounts, could have a negative impact on stockholders.
The Board adopted a revised pledging policy that it believes best balances these two considerations. The revised policy (i) prohibits individuals from pledging Company securities to secure a non-recourse loan, (ii) prohibits the holding of Company securities in a margin account, and (iii) permits pledging of Company securities pursuant to a full recourse loan only after the Audit Committee reviews and approves any proposed pledge and the full Board of Directors ratifies such approval.
As part of the approval process, the Audit Committee may request an individual seeking to pledge shares to provide information sufficient for the Audit Committee to evaluate the risk of such pledge, which information may include, but is not limited to, the following:
•
Amount and terms of the full recourse loan;

•
Purpose of the full recourse loan;

•
Terms of the collateral agreement or similar agreement effecting the pledge;

•
Amount of Company securities pledged; and

•
Financial condition of the individual making the pledge.

The Audit Committee shall consider the risk of any such pledge before approval, and as part of this consideration shall weigh some or all of the following factors:
•
The percentage of the Company’s outstanding shares, on a fully diluted basis, represented by the pledged shares, which shall not exceed five percent (5%), including all shares subject to issued and outstanding options, absent exceptional circumstances;

•
The percentage of the individual’s holding of the Company’s securities represented by the pledged shares, which shall not exceed fifty percent (50%), absent exceptional circumstances;

•
The amount and type of the other assets securing such full recourse loan; and

•
The amount of the loan relative to the financial condition of the individual.

The Board believes that this thoughtful, considered approach serves stockholders’ interests by achieving the proper balance between the Company’s compensation practices that encourage ownership of the Company’s securities and the risks presented by the pledging of the Company’s securities.
Under the revised pledging policy, the Audit Committee reviews the pledging of Company stock by the Company’s Chairman and CEO, Dave Schaeffer, at least each quarter and more frequently if there is a material change in the number of shares pledged. At the time the revised policy was enacted, Mr. Schaeffer had never sold any of the Cogent shares he received as part of his annual compensation and when such shares vest, income taxes are due. Some of his shares have been pledged against loans to generate the cash to pay such taxes. Mr. Schaeffer owns a portfolio of commercial real estate, largely located in the Washington, D.C. metro area, which may require Mr. Schaeffer to generate cash. Given the importance of this portfolio of commercial real estate to Mr. Schaeffer’s overall financial condition, the Audit Committee also regularly inquires as to the state of both the national and local real estate markets. When evaluating the local commercial real estate market and Mr. Schaeffer’s portfolio in particular, the Audit Committee considers occupancy rates and trends, status of leasing activity, loan terms and maturities and the status of any refinancing efforts.
When evaluating the risk posed by Mr. Schaeffer’s pledging, the Audit Committee has access to detailed information about Mr. Schaeffer’s financial condition and considers many factors, including: the number of shares pledged, Mr. Schaeffer’s overall financial condition with specific focus on his net assets aside from his Cogent shares, his liquidity and cash flows, the overall leverage of his financial position, the debt service and maturity structure of his obligations, the other assets securing his obligations, his capital commitments in the near term, and Mr. Schaeffer’s decades of experience in the credit markets and payment history. The Audit Committee also considers the positive impact of Mr. Schaeffer maintaining a significant ownership stake in the Company and implications of the alternate scenario in which Mr. Schaeffer sells a significant portion of his shares as they vest in order to meet related tax obligations. After examining these factors, the Audit Committee must be satisfied that Mr. Schaeffer possesses sufficient assets aside from his pledged Company shares to satisfy, if necessary, his indebtedness secured by those shares.
In 2021, following the adoption of the updated pledging policy, the Audit Committee approved the pledge of 2,400,000 shares of the Company’s common stock by Mr. Schaeffer. The 2,400,000 shares were pledged in connection with full recourse loans and represented less than 5% of the Company’s outstanding shares on a fully diluted basis and 45% of Mr. Schaeffer’s holdings at the time of the pledge. Following its inquiry, the Audit Committee concluded that this pledge of Company shares by Mr. Schaeffer did not pose a substantial risk to the Company or its other stockholders.
Following a drop in price of the Company’s common stock at the end of 2022, the lenders of the full recourse loans secured by Mr. Schaeffer’s pledged shares required him either to place additional non-pledged shares as collateral or to reduce the outstanding amount of such loans. Consistent with the position that the Company’s officers should align their interests with those of the Company through ownership of the Company’s securities, Mr. Schaeffer elected to place additional non-pledged shares as collateral together with an amount of cash to reduce the loan amounts in lieu of selling shares. In conjunction with this additional pledge, Mr. Schaeffer notified the Audit Committee of the pledging of such additional shares.
Between May and December 2023, Mr. Schaeffer sold approximately 318,000 shares of the Company’s common stock. These sales represented less than 7% of Mr. Schaeffer’s holdings.
As of March 1, 2024, Mr. Schaeffer has decreased the number of shares pledged in connection with his full recourse loans to 2,600,000 from 2,650,000 pledged in February 2023. The pledged shares represent 5.3% of the Company’s outstanding shares on a fully diluted basis and slightly less than 53% of Mr. Schaeffer’s holdings, down from 5.5% of the Company’s outstanding shares on a fully diluted basis and slightly less than 54% of Mr. Schaeffer’s holdings as of February 2023. These percentages continue to represent a significant reduction in Mr. Schaeffer’s pledging activity as compared to the period prior to the implementation of the Company’s updated pledging policy. At that time, Mr. Schaeffer had pledged 3,821,060 shares, which at the time represented approximately 80% of Mr. Schaeffer’s holdings.

As in previous years, the Audit Committee regularly reviewed and evaluated Mr. Schaeffer’s pledging activity, any sales of Company shares by Mr. Schaeffer, and his financial position on no less than a quarterly basis. The Audit Committee also inquired as to the state of both the national and local real estate markets. Following a review of Mr. Schaeffer’s pledge and overall financial condition, the Audit Committee recognized that Mr. Schaeffer remained above the target limitations but, in consideration of all of the relevant factors, did not request that Mr. Schaeffer reduce the number of pledged shares to come back into compliance with the percentage targets.
The Audit Committee considered (i) the amount by which the pledged shares exceeded the limitations set in the policy, (ii) the unusual volatility in the equity and real estate markets, (iii) the lack of liquidity in the real estate credit markets which impact Mr. Schaeffer’s real estate holdings, (iv) the state of the US economy, and (v) Mr. Schaeffer’s financial condition, particularly his overall liquidity and cash flows and ability to service the interest and principal curtailment obligations on the secured loans. Considering all of these factors, the Audit Committee concluded that there was not a material risk that he could be forced to sell Cogent shares involuntarily. The Audit Committee believes strongly that Mr. Schaeffer’s commitment to holding a substantial number of Cogent shares aligns his interest with that of the Company’s other stockholders.
Mr. Schaeffer and the Audit Committee have agreed that Mr. Schaeffer would endeavor to meet the percentage targets set forth in the pledging policy, would not increase the amounts of the loans through the end of 2024 and would notify the Audit Committee in advance of any future proposed pledges.
The Audit Committee will continue to review and evaluate Mr. Schaeffer’s pledging activity. The Audit Committee meets with Mr. Schaeffer at least on a quarterly basis to review the pledge and Mr. Schaeffer’s financial position. During these meetings, Mr. Schaeffer updates the Audit Committee on his business activities and answers questions regarding the full recourse obligations to which the shares are pledged.
Executive Compensation Philosophy and Program Design
Compensation Philosophy
Our philosophy is to compensate all of our employees, including our executive officers, in a manner that reflects the competitive value of their skills and experience in the marketplace, to pay our sales force and sales management substantial cash commissions based upon revenue generated, and to tie the compensation of our executive officers to the value of our common stock through the grant of restricted stock awards that vest or are earned over multi-year periods.
We believe that the success of our philosophy is demonstrated by our record of revenue growth and increased profitability, our stable and capable leadership, and the appreciation of our common stock.
Program Design
We keep the compensation program for our executive officers simple in the belief that a program consisting of a limited number of easily understood elements results in greater transparency to our stockholders. We have maintained a consistent design of the compensation for our executive officers, which we believe makes it easier for year to year comparisons. We believe the long tenure of our executive officers speaks to the soundness of our compensation approach.
To this end, we generally focus the annual compensation of our executive officers, including the Named Executive Officers, on two principal elements: base salary and long-term incentive compensation in the form of equity awards. In addition, the two executive officers who are most directly responsible for driving our revenue growth — our CEO and Chief Revenue Officer — are also eligible to receive annual cash incentive awards based on our performance against pre-established financial objectives. In the case of our CEO, this annual cash incentive award is in lieu of his base salary.
Executive Compensation Program Governance and Process
Role of the Compensation Committee
The current members of the Compensation Committee are all independent directors. In 2023, the Compensation Committee had overall responsibility for our compensation and benefits policies generally,

overseeing and evaluating the compensation plans, policies, and programs applicable to our CEO as well as our other executive officers, determining and overseeing the process of evaluating our CEO’s performance, and overseeing the preparation, review and approval of the Compensation Discussion and Analysis section of the 2023 Proxy Statement.
The Board’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between retaining the best possible talent and maintaining a reasonable and responsible cost structure.
When selecting and setting the amount of each compensation element, the Board considers the following factors:
•
our performance against the financial and operational objectives established by the Board;

•
each individual executive officer’s skills, experience, and qualifications relative to other similarly situated executives in the competitive market;

•
the scope of each executive officer’s role compared to other similarly situated executives in the competitive market;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•
compensation parity among our executive officers; and

•
our financial performance, including profitability and return of capital to stockholders, relative to our peers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any single factor on the determination of pay levels quantifiable.
Role of Management
In discharging its responsibilities, the Board works with members of our management, including our CEO. Management provides the Board information on the Company’s and each individual’s performance, market data, and its perspective and recommendations on compensation matters. The Board solicits and reviews these recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters. The Board reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers. Our CEO does not participate in Board discussions regarding his own compensation.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia, a national compensation consulting firm, to serve as its compensation advisor. During 2023, Compensia provided the following services:
•
assisted with the development of a compensation peer group, provided competitive market data based on the compensation peer group for our executive officer positions and evaluated the compensation we pay our executive officers relative to both our performance and how the companies in our compensation peer group compensate their executives;

•
reviewed and analyzed the base salary levels and annual and long-term incentive compensation of our executive officers; and

•
reviewed our executive compensation disclosure, including the Compensation Discussion and Analysis.

In 2023, Compensia provided no services to us other than the consulting services to the Compensation Committee. The Compensation Committee has reviewed the objectivity and independence of the advice it received from Compensia and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning
Compensia developed and recommended a compensation peer group to be used as a reference for understanding the market for executive talent when making compensation decisions for our executive officers. Compensia determined our compensation peer group by focusing on U.S.-based, publicly traded companies in the following technology industry sectors: telecommunications, Internet, and software. Compensia then selected companies that were similar to us relative to our size, using the following criteria:
•
similar revenue size — ~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $576 million (~$280 million to $1.2 billion); and

•
similar market capitalization — ~0.3x to ~3.0x our market capitalization of $2.9 billion (~$860 million to $8.6 billion).

During its compensation review for 2023, conducted in 2022, the Compensation Committee took into consideration Compensia’s recommended peer group of 16 communications and technology companies for purposes of comparing our executive compensation levels and practices against the competitive market. In 2022, the companies comprising the Company’s compensation peer group for 2023 compensation were as follows:
Alarm.com	InterDigital
Aspen Technology	Iridium Communications
Blackbaud	Qualys
CSG Systems	Samsara
Cyxtera Technologies	Shenandoah Telecommunications
Fastly	Switch
Five9	Squarespace
Gogo	Verra Mobility
As compared to the Company’s peer group used for 2022 compensation, 8x8 and QuinStreet were removed as they fell below the market capitalization range, CarGurus was removed as it was above the market capitalization range and Bottomline Technologies, Cloudera, Cornerstone OnDemand, Stamps.com and Vonage Holdings were removed because they were acquired. The Compensation Committee intends to review our compensation peer group at least annually and to adjust its composition, as necessary, accounting for changes in both our business and the businesses of the companies in the compensation peer group.
The Compensation Committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or long-term incentive compensation, based upon any type of benchmarking. The Committee does believe that information regarding the compensation practices at other companies is useful in at least two respects. First, the Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness of individual executive compensation elements and of our overall executive compensation packages. The information provided by the peer group analysis is only one of several factors that the Committee considers, however, in making its compensation decisions. The Committee also considers, among other factors, the relative responsibilities and talents of our executive officers, the ability to replace their particular skillsets and institutional knowledge and the financial performance of the Company relative to its peers, including revenue growth, profitability and the return of capital to stockholders.
Individual Compensation Elements
For 2023, our executive compensation program consisted of the following:
•
base salary (except for our CEO, whose base salary was replaced with an annual cash incentive compensation opportunity in 2015);

•
cash bonuses, including a one-time cash bonus equal to 2% of base salary payable to all our employees employed on January 1, 2023 (except for our CEO, who does not receive a base salary), one-time bonus payable to Messrs. Weed and Chang upon the closing of the Sprint acquisition and one-time retention bonuses payable to Messrs. O’Connor and Danielson in connection with their continued employment after the closing of the Sprint acquisition;

•
an annual cash incentive compensation opportunity to our CEO and a sales commission opportunity to Mr. Bubeck, our Chief Revenue Officer; and

•
long-term incentive compensation in the form of time-based restricted stock awards and performance-based restricted stock awards.

Base Salary
Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly talented individuals.
Generally, we establish the initial base salaries of our executive officers through arms-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the Board reviews the base salaries of our executive officers from time to time and adjusts base salaries as it determines to be necessary or appropriate.
It is the general policy of the Board to provide our executive officers with the same general salary increase granted to all tenured employees each year. Consistent with this policy, in 2023, our executive officers (other than our CEO), received the same 4% base salary increase as our other employees. Our executive officers (other than our CEO) also received a one-time bonus equal to 2% of their base salary as our other employees.
Since 2015 our CEO has not received any base salary.
Annual Cash Incentive Compensation
Except for our CEO and our Chief Revenue Officer, an annual incentive compensation award in the form of a cash bonus has not been a part of our executive compensation program. This policy continued in effect in 2023.
Annual Cash Incentive Opportunity for Our CEO
In 2023, as in 2022, our CEO was eligible to receive an annual cash incentive award based on our ability to improve our financial performance year over year as measured by two equally weighted metrics: an increase in revenue and an increase in adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) (as defined in the Company’s earnings releases).
For purposes of his 2023 incentive compensation opportunity, our CEO was eligible to receive a cash award in the amount of $250,000 if our revenue growth for the year equaled or exceeded by 5% our prior year revenue and, separately, an additional cash award in the amount of $250,000 if our adjusted EBITDA growth for the year equaled or exceeded by 10% our prior year adjusted EBITDA. If the growth of these performance metrics was less than the target level specified, he would receive a proportionally smaller amount. If the performance measure was zero or negative the annual cash incentive for that performance would be zero.
For our CEO’s annual cash incentive in 2024 for performance in 2023, our revenue grew by 57% from 2022 to 2023 and our adjusted EBITDA increased by 58% from 2022 to 2023. Based on the framework the Board had established for determining his annual cash incentive award, this resulted in a cash award in the amount of $250,000 for the revenue metric and $250,000 cash award for the adjusted EBITDA metric, for an aggregate annual cash incentive award in the amount of $500,000, paid in 2024.
Incentive Compensation Opportunity for Chief Revenue Officer
Due to the importance of his position in driving revenue and, therefore, stockholder value, Mr. Bubeck was eligible to receive monthly commissions based on our revenue for each month of 2023. Since revenue growth is critical to our success, the Board believes that it is important to directly link a significant portion of Mr. Bubeck’s target total direct compensation to achieving our monthly revenue targets. Together with his performance-based restricted stock award, Mr. Bubeck’s sales commission opportunity is a second compensation element focused on the Company’s customer acquisition and satisfaction, a structure the Company also believes is important for its Chief Revenue Officer.
At the beginning of 2023, monthly revenue growth targets were established for Mr. Bubeck for the year and his target commission for the year was set at $146,880. Mr. Bubeck’s commissions were paid monthly and determined each month by measuring our actual net new revenue for each month, measured both company-wide and on a regional basis, against the pre-established revenue growth targets for that month, with the resulting percentage multiplied by his target commissions for each category for the month. In 2023, approximately 36% of Mr. Bubeck’s target total cash compensation was tied to the achievement of these monthly revenue targets.
For 2023, Mr. Bubeck achieved 114% of his aggregate revenue target for the year. Accordingly, he received $167,084 of his target commission of $146,880 based on his monthly performance against his targets.
Long-Term Incentive Compensation
We believe that the strongest alignment of executive and stockholder interests arises from their common ownership of our equity securities. Accordingly, the Board allocates the largest portion of our executive officer’s target total direct compensation to long-term incentive compensation in the form of equity awards. The Board believes that equity awards focus our executive officers, including the Named Executive Officers, on increasing stockholder value over the long-term, provide a meaningful reward for appreciation in our stock price and long-term value creation, and motivate them to remain employed with us.
Over the last several years, the long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers, have been delivered in the form of restricted stock awards that typically vest no earlier than 36 months from that grant date. As noted above, these awards have represented approximately 95% of our CEO’s target total direct compensation, and, on average, over 70% of the target total direct compensation of our other executive officers.
As with their other compensation elements, the Board determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and, after taking into consideration the competitive market environment, the recommendations of our CEO (except with respect to his own equity award), the proportion of our total shares of common stock outstanding used for annual employee long-term incentive compensation awards (our “burn rate”), and the other factors described above.
In 2023, the Board granted a combination of time-based restricted stock awards and performance-based restricted stock awards to our executive officers, including the Named Executive Officers. The equity awards granted to the Named Executive Officers for 2023 were as follows:
Named Officer	Time Based Restricted Stock (# shares)	Time Based Restricted Stock (grant date fair value)	Performance Based Restricted Stock (# shares)	Performance Based Restricted Stock (grant date fair value)	Aggregate Grant Date Fair Value
Dave Schaeffer	72,000	$4,157,280.00	88,000	$4,558,974.80	$8,716,255
Thaddeus Weed	19,400	$1,120,156.00	4,850	$280,039.00	$1,400,195
Thaddeus Weed	10,000	$577,400.00	—	$—	$577,400
James Bubeck	9,600	$554,304.00	2,400	$138,576.00	$692,880
John Chang	9,600	$554,304.00	2,400	$138,576.00	$692,880
Henry Kilmer	9,600	$554,304.00	2,400	$138,576.00	$692,880
Jeffrey Danielson	16,000	$1,177,280.00	—	$—	$1,177,280
Greg O’Connor	16,000	$1,177,280.00	—	$—	$1,177,280
The number of shares subject to performance-based restricted stock awards represents the maximum number of shares that may be earned. Grant date fair value is based on (i) a closing price of $57.74 per share on the grant date of January 3, 2023 for Messrs. Weed, Bubeck, Chang and Kilmer, (ii) a closing price of $73.58 per share on the grant date of May 3, 2023 for Messrs. Danielson and O’Connor; and (iii) a

closing price of $57.74 per share on the grant date of January 3, 2023 for Mr. Schaeffer other than with respect to the portion of his performance-based award of up to 29,334 shares based upon market conditions that was valued via an appraised value of $39.94 per share.
Equity Awards Granted to Our CEO
Time-Based Restricted Stock Award.   Our CEO’s time-based restricted stock award vests in equal monthly increments of 6,000 shares each commencing January 1, 2026 and ending on December 1, 2026.
Performance-Based Restricted Stock Award.   Our CEO’s performance-based shares are eligible to vest on April 1, 2027 as follows: one-third based on our growth rate in revenue, one-third based on our growth rate in cash flow from operating activities and one-third based on our TSR, all as measured over a performance period commencing on January 1, 2023 and ending on December 31, 2026.
•
If our revenue growth rate for the performance period is positive, then the number of shares that will vest with respect to the award will be determined by dividing (i) the Company’s actual revenue growth rate, by (ii) the product of (x) the percentage growth in the revenue for the companies comprising the Nasdaq Telecommunications Index (“NTI”) for the performance period against the revenue of the companies comprising the NTI at the end of the performance period and (y) 1.5, and then multiplying the resulting fraction by 29,333 (one-third of the target number of shares). If our revenue growth rate for the performance period is zero or negative, then no shares vest based on that metric. No additional shares will be awarded for over-performance.

•
If our cash flow from operating activities growth rate for the performance period is positive, then the number of shares that vest will be determined by dividing (i) our actual cash flow from operating activities growth rate, by (ii) the product of (x) the percentage growth in cash flow from operating activities for the companies comprising the NTI for the performance period against the revenue of the companies comprising the NTI at the end of the performance period and (y) 2.0, and then multiplying the resulting fraction by 29,333 (one-third of the target number of shares). If our cash flow from operating activities growth rate for the performance period is zero or negative, then no shares will vest based on the growth in cash flow metric. No additional shares will be awarded for over-performance.

•
If our TSR for the performance period is positive, then the number of shares that vest will be determined by dividing our TSR by the TSR of the NTI for the performance period and multiplying that percentage by 29,334 (one-third the target number of shares). If our TSR for the performance period is zero or negative, then no shares will vest based on the TSR metric. No additional shares will be awarded for over-performance. For purposes of the performance-based restricted stock award, our “TSR” is to be calculated by comparing an amount invested in Cogent to the same amount invested in the NTI at the beginning of the performance period with all dividends reinvested during the performance period. In calculating our TSR, the average market price of our common stock for the 20 trading days prior to the measurement date is used.

•
Any shares that do not vest based on satisfaction of the performance targets at the end of the performance period are forfeited and canceled.

•
In 2024, the Company and the CEO agreed to remove the limitation that only organic growth be considered for the revenue and cash flow from operating activities growth rates. The parties agreed that these rates were impossible to calculate using available information with this limitation in place.

In addition, our CEO’s restricted stock awards made in 2023 are eligible for vesting in connection with certain qualifying terminations of employment as follows:
•
Death or disability — Upon a termination of employment due to death or disability, all of the unvested time-based restricted stock and all of the unvested shares of performance-based restricted stock will vest.

•
Retirement — Upon a termination of employment due to retirement, as determined by the Compensation in its discretion, all of the unvested time-based restricted stock and, upon expiration of the performance period, the actual number of shares that will vest is based on our actual performance for the performance period.

•
Termination of employment — In the event that our CEO’s employment is terminated entitling him to severance under the terms of his employment agreement either prior to or more than six months after a change in control of the Company, then the number of time-based restricted shares that he would have vested in had he remained employed during the severance period (which will be determined based on the number of months used to calculate severance under his employment agreement) will vest and, upon expiration of the performance period, the actual number of performance-based restricted shares that will vest is based on our actual performance for the performance period, but prorated based on the number of days elapsed from the beginning of the performance period through the last day of his applicable severance period.

•
Change in control — Immediately prior to a change in control of the Company, the performance period will end and the actual number of shares of his performance based restricted shares that will vest is based on our actual performance against the performance metrics through such date, provided he remains employed with us through January 1, 2026. However if during the six months following the change in control, his employment is terminated without cause or he terminates his employment for good reason, a “double trigger,” then he will vest in those shares.

Equity Awards Granted to Other Named Executive Officers
Time-Based Restricted Stock Awards.   Time-based restricted stock granted in 2023 to the other Named Executive Officers vests in equal quarterly increments on March 1, June 1, September 1, and December 1, 2026.
Performance-Based Restricted Stock Awards.   Performance-based restricted stock granted in 2023 to the other Named Executive Officers vests (if at all) on December 1, 2026, based on the attainment of customer satisfaction goals over the period April 1, 2023 to November 1, 2026 as determined and evaluated by the Board.
In addition, the restricted stock awards granted to the other Named Executive Officers are eligible for accelerated vesting as follows:
•
Death, disability, retirement, or change in control — Upon a termination of employment due to death, disability, or retirement (as determined by the Compensation Committee in its discretion) and upon a change in control of the Company (even if not accompanied by a termination of employment), all of the unvested time-based restricted stock and performance-based restricted vests.

•
Other termination of employment — In the event of a termination of employment entitling the Named Executive Officer to severance under the terms of his employment agreement, he will vest in the time-based restricted stock that would have vested had he remained employed during his severance period (based on the number of months used to calculate severance under his employment agreement), and, upon expiration of the performance period, the actual number of performance-based shares that will vest is based on our actual performance for the performance period prorated based on the number of days elapsed from the beginning of the performance period through the last day of his applicable severance period.

In the event of a termination of employment other than as provided in the foregoing paragraphs, the Named Executive Officer will forfeit any unvested time-based restricted stock and performance-based restricted stock.
In 2023, in connection with its review of the performance-based restricted stock awards given to our executive officers (other than our CEO) in 2019, the Board evaluated the attainment of the customer satisfaction performance goal established for such awards over the applicable performance period. With the assistance of our CEO, the Board reviewed the Company’s Net Promoter Score, which measures the willingness of the Company’s customers to recommend our services to others. We believe this is a useful measure of our customer’s overall satisfaction with our service. Net Promoter Scores range from -100 to 100. For 2023, the Company’s Net Promoter Score was 62, which is outstanding for an internet service provider. The industry average for telecom companies in general is currently 25-30. The Board evaluated the score and determined that the customer satisfaction performance goals had been met and that our executive officers other than our CEO had earned 100% of their restricted stock awards.

Welfare and Health Benefits
We have established a tax-qualified Section 401(k) retirement plan for all of our employees in the United States, including our executive officers. Currently, we match contributions made to the plan by our employees up to 2.0% of their compensation. In 2023, we began automatic enrollment in our plan for all eligible employees to increase participation across our workforce. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental and vision benefits (paid for on a shared based by the employee and the Company), medical and dependent care flexible spending accounts, health savings accounts, short-term and long-term disability insurance, and basic life insurance coverage. For employees outside of the United States, we provide benefits consistent with local laws and competitive with local markets.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Perquisites or other personal benefits are not a component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Board.
Employment Agreements
We have entered into written employment agreements with each of the current Named Executive Officers (other than Mr. Bubeck). In January 2024, the Company and Mr. Schaeffer amended his employment agreement to extend the term until December 31, 2026.
Each of these employment agreements provides for “at will” employment. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the Named Executive Officer with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. Finally, these employment agreements prohibit the Named Executive Officer from engaging, directly or indirectly, in competition with us or disclosing our confidential information or business practices. These post-employment compensation arrangements are described in more detail in the discussion entitled “Post-Employment Compensation” below.
For information on the specific terms and conditions of the employment agreements of the Named Executive Officers, see the discussion of “Employment Agreements and Potential Post-Employment Compensation Arrangements” in this Proxy Statement.
Post-Employment Compensation
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment.
In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of our Named Executive Officers’ employment agreements, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and terminations of employment without cause or as a result of a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation.
In addition, the written agreements for the equity awards granted to the Named Executive Officers contain provisions covering a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders. Specifically, these agreements provide that:
•
the unvested restricted stock awards granted to the Named Executive Officers (other than our CEO) vest in full upon a change in control of the Company; and

•
in the case of our CEO the vesting of his awards will accelerate only if, in the event of a change in control of the Company, there is also a subsequent involuntary loss of employment by him (a so-called “double-trigger” arrangement).

The written agreements for the equity awards granted to the Named Executive Officers also provide for accelerated vesting upon their death, disability, or retirement (as determined by the Compensation Committee in its discretion).
We have no arrangements with the Named Executive Officers providing for excise tax payments (or “gross-ups”) relating to a change in control of the Company.
For information on the post-employment compensation arrangements for the Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2023, see “Potential Payments upon Termination or Change in Control” in this Proxy Statement.
Other Compensation Policies and Practices
Stock Ownership Policy
We have adopted a stock ownership policy for our CEO and the members of the Board to align their interests with the interests of our stockholders. Amended in 2022, this policy provides that:
•
our CEO is required to own that number of shares of our common stock with a market value equal to 10 times his annual cash compensation or $3 million, whichever is greater; and

•
the members of the Board are required to own ten thousand (10,000) shares.

New members of the Board are required to reach the required ownership threshold within a specified period of time once they join the Board.
As of March 15, 2024, each of the individuals subject to our stock ownership policy satisfied his or her stock ownership requirement, other than Eve Howard who was appointed to the Board on June 24, 2022.
Compensation Recovery (“Clawback”) Policy
Effective as of October 2, 2023, we adopted the Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), which is intended to comply with the Nasdaq listing standards adopted pursuant to Rule 10D-1 under the Exchange Act. Under the Clawback Policy, if the Company is required to prepare an accounting restatement due to any material noncompliance with financial reporting requirements under applicable securities laws, we will be required to recover from current and former executive officers any incentive-based compensation that was erroneously paid or provided to the executive officers during the three years preceding the date that the Company is required to prepare such restatement, unless the Talent and Compensation Committee determines that recovery would be impracticable. Incentive-based compensation includes compensation that is granted, earned, or vested based wholly or in part on any financial reporting measure(s).

If recovery is triggered under the Clawback Policy due to an accounting restatement, we are required to recover the excess of the amount of incentive-based compensation actually received by the executive officer over the amount of incentive-based compensation that he or she would have received had payment been determined based on the restated financial measure.
Hedging, Derivatives, and Pledging Policies
Our Hedging, Derivatives and Pledging Policy prohibits our employees, including our executive officers, and the members of the Board from hedging our securities and from entering into a derivative contract involving our securities (except for ownership of options to purchase shares of our common stock granted in connection with employment). Among the investment vehicles that are subject to this prohibition are:
•
puts, calls, and futures contracts involving our securities whether covered or not;

•
swaps involving our securities;

•
forward contracts involving our securities;

•
shorting our securities; and

•
pledging our securities to secure a non-recourse loan.

Our Hedging, Derivatives and Pledging Policy also (i) prohibits the holding of Company securities in a margin account, and (ii) permits pledging of Company securities pursuant to a full recourse loan only after the Audit Committee reviews and approves any proposed pledge and the full Board of Directors ratifies such approval. In addition, under the pledging policy, the factors to be considered and weighed by the Audit Committee with respect to any proposed pledging pursuant to a full recourse loan include whether such pledge exceeds either (x) 50% of the pledgor’s shares or (y) 5% of outstanding shares of the Company on a fully diluted basis, the amount and types of the other assets securing such full recourse loan, the amount of the loan relative to the financial condition of the individual, and whether exceptional circumstances exist to explain any pledging in excess of such targets.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Due to the changes in the tax laws which went into effect in 2017, the Company generally will not be able to deduct compensation paid to any of its Named Executive Officers in excess of $1 million. While the Compensation Committee has historically considered ways to maintain tax deductibility of the compensation for our Named Executive Officers, it is likely that the Company will pay compensation which will not be deductible under the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of the Board, including restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board is responsible for determining compensation for the Company’s executive officers, and administering the 2017 Incentive Award Plan and the 2004 Incentive Award Plan (although no new grants are issued under that plan), the Company’s management bonus plan and other compensation programs. The Compensation Committee has reviewed and discussed the Compensation, Discussion and Analysis with management and based on that review and discussion, recommended to our Board of Directors its inclusion in this Proxy Statement.
Compensation Committee:
Marc Montagner
Paul de Sa
Deneen Howell
The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

2023 Summary Compensation Table
The following table sets forth the summary compensation information for our Named Executive Officers for the fiscal years ended December 31, 2023, 2022, and 2021.
Name	Principal Position	Year	Salary	Bonus	Stock Awards(a)		Non Equity Incentive Plan Compensation(c)	All other Compensation(b)	TOTAL
Dave Schaeffer	Chief Executive Officer	2023	$0	$0	$8,716,255	(d)	$500,000	$9,922	$9,226,177
		2022	$0	$0	$10,798,221		$112,765	$6,100	$10,917,086
		2021	$0	$0	$11,148,060		$352,000	$4,398	$11,504,458
Thaddeus Weed	Chief Financial Officer	2023	$348,973	$56,711	$1,977,595	(e)		$6,100	$2,332,668
		2022	$335,551	$0	$1,508,940			$3,608	$1,848,099
		2021	$328,972	$0	$746,280			$5,700	$1,080,952
James Bubeck	Chief Revenue Officer	2023	$258,040	$0	$692,880	(f)	$167,084	$6,100	$1,124,105
		2022	$248,116	$0	$872,040		$98,080	$6,100	$1,224,336
		2021	$243,251	$0	$746,280		$156,988	$5,700	$1,152,219
John Chang	Chief Legal Officer	2023	$277,346	$55,334	$692,880	(f)		$6,100	$976,326
		2022	$266,678	$0	$872,040			$4,819	$1,143,537
		2021	$261,449	$0	$746,280			$5,700	$1,013,429
Henry Kilmer	Vice President of Network Strategy	2023	$243,283	$4,679	$692,880	(f)		$2,002	$938,165
		2022	$233,926	$0	$872,040			$5,176	$1,111,142
		2021	$229,339	$0	$746,280			$4,398	$980,017
Jeffrey Danielson	Former Vice President of Infrastructure	2023	$123,328	$212,424	$1,177,280	(g)		$2,193	$1,302,802
Greg O’Connor	Former Chief Operating Officer	2023	$200,772	$200,772	$1,177,280	(g)		$3,923	$1,381,975

(a)
Amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(b)
Consists of employer matching amounts contributed to the Company’s 401(k) defined contribution plan.

(c)
Consists of cash compensation earned for performance against financial targets. See text above for a description of the criteria.

(d)
Consist of a restricted stock award of 160,000 shares made on January 3, 2023 of which 130,666 shares were valued at $76.06 per share and 29,334 shares were valued via an appraised value at $39.94 per share since they are based upon market conditions. Up to 88,000 shares vest on April 1, 2027 subject to certain performance conditions as described in the text above and 72,000 shares vest monthly at 6,000 per month in 2026.

(e)
Consist of a restricted stock award of 24,250 shares made on January 3, 2023 valued at $76.06 per share of which 4,850 shares vest on December 1, 2026 subject to certain performance conditions as described in the text above and 4,850 shares vest quarterly beginning on March 1, 2026 to December 1, 2026 and a restricted stock award of 10,000 shares that vests quarterly beginning on March 1, 2025 to December 1, 2025.

(f)
Consist of a restricted stock award of 12,000 shares made on January 3, 2023 valued at $76.06 per share of which 2,400 shares vest on December 1, 2026 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2026 to December 1, 2026.

(g)
Consists of a restricted stock award of 16,000 shares made on May 3, 2023 valued at $73.58 per share that vested quarterly beginning on March 1, 2025 to December 1, 2025.

2023 Grants of Plan-Based Awards Table
The following table provides information with regard to the grants of plan-based awards to each Named Executive Officer during our fiscal year ended December 31, 2023.
Mr. Schaeffer’s performance-based cash bonus is based on the growth of the Company’s revenue and EBITDA, as adjusted. If the revenue growth equals or exceeds 5%, he will receive $250,000, and, separately, if EBITDA, as adjusted, growth equals or exceeds 10%, he will receive $250,000. If the growth of the performance measures is less than the amount specified, he would receive a proportionally lesser amount. For example, if revenue growth equaled 2.5% and EBITDA growth equaled 8%, he would be paid 50% of $250,000 or $125,000 of the revenue growth bonus and 80% of $250,000 or $200,000 of the EBITDA growth bonus.
Mr. Bubeck’s commission is based on sales as measured by revenue growth, measured both on a Company-wide basis and as the sum of regional performance with the Company-wide revenue growth target commission constituting approximately 84% of the total target commission. If the revenue growth generated by the sales organization for a particular month is 100% of each of Mr. Bubeck’s revenue targets, he will receive 100% of $12,240 for that month. If the percentage is more or less than 100% then he receives a proportionally greater or lesser amount, subject to a 50% floor on the Company-wide revenue growth and 100% ceiling on the regional revenue growth. For example, if revenue were at 40% of each of his targets for the month, then he would be paid 50% of target commissions for the Company-wide revenue growth and 40% of the target commissions for the regional revenue growth, for a total of $5,920 for the month. If revenues were 200% of each of his revenue growth targets, he would receive 200% of the target commissions for the Company-wide revenue growth and 100% of the target commissions for the regional revenue growth for a total of $22,480 for the month.
			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	NOTES	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target	Maximum	All Other Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(a)
Dave Schaeffer	1/3/2023	(b)(c)	—	$500,000	$500,000		88,000	88,000	72,000	$8,716,255
Thaddeus Weed	1/3/2023	(d)						4,850	19,400	$1,400,195
Thaddeus Weed	1/3/2023	(e)							10,000	$577,400
James Bubeck	1/3/2023	(f)(g)	—	$146,880	unlimited			2,400	9,600	$692,880
John Chang	1/3/2023	(f)						2,400	9,600	$692,880
Henry Kilmer	1/3/2023	(f)						2,400	9,600	$692,880
Jeffrey Danielson	5/3/2023	(h)							16,000	$1,177,280
Greg O’Connor	5/3/2023	(h)							16,000	$1,177,280

(a)
Except as otherwise noted, amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(b)
Consist of a restricted stock award of 160,000 shares made on January 3, 2023 of which 130,666 shares were valued at $57.74 per share and 29,334 shares were valued via an appraised value at $39.94 per share since they are based upon market conditions. Up to 88,000 shares vest on April 1, 2027 subject to certain performance conditions as described in the text above and 72,000 shares vest monthly at 6,000 per month in 2026.

(c)
Mr. Schaeffer’s annual cash award is based on achieving revenue and EBITDA, as adjusted, targets as described in the text above.

(d)
Consist of a restricted stock award of 24,250 shares made on January 3, 2023 valued at $57.74 per share of which 4,850 shares vest on December 1, 2026 subject to certain performance conditions as described in the text above and 4,850 shares vest quarterly beginning on March 1, 2026 to December 1, 2026.

(e)
Consist of a restricted stock award of 10,000 shares made on January 3, 2023 valued at $57.74 per share that vest quarterly beginning on March 1, 2025 to December 1, 2025.

(f)
Consist of a restricted stock award of 12,000 shares made on January 3, 2023 valued at $57.74 per share of which 2,400 shares vest on December 1, 2026 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2026 to December 1, 2026.

(g)
While in theory Mr. Bubeck’s commission is unlimited it is in practice limited by the Company’s ability to accept and install service for new customers. The performance measures of this annual commission are described in the text above.

(h)
Consist of a restricted stock award of 16,000 shares made on May 3, 2023 valued at $73.58 per share that vest quarterly beginning on March 1, 2025 to December 1, 2026.

2023 Outstanding Equity Awards at Fiscal Year End Table
The following table shows the information regarding the stock awards held by our Named Executive Officers as of December 31, 2023.
	STOCK AWARDS
Name		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)
Dave Schaeffer	(b)			105,000	$7,986,300
	(c)	84,000	$6,389,040	105,000	$7,986,300
	(d)	72,000	$5,476,320	88,000	$6,693,280
	(e)	72,000	$5,476,320	88,000	$6,693,280
Thaddeus Weed	(f)	9,600	$730,176	2,400	$182,544
	(g)	9,600	$730,176	2,400	$182,544
	(i)	19,400	$1,475,564	4,850	$368,891
	(j)	10,000	$760,600
James Bubeck	(f)	9,600	$730,176	2,400	$182,544
	(g)	9,600	$730,176	2,400	$182,544
	(h)	9,600	$730,176	2,400	$182,544
John Chang	(f)	9,600	$730,176	2,400	$182,544
	(g)	9,600	$730,176	2,400	$182,544
	(h)	9,600	$730,176	2,400	$182,544
Henry Kilmer	(f)	9,600	$730,176	2,400	$182,544
	(g)	9,600	$730,176	2,400	$182,544
	(h)	9,600	$730,176	2,400	$182,544

(a)
Valued using the closing market price of our common stock on December 29, 2023 — $76.06

(b)
Up to 105,000 shares vest on April 1, 2024 subject to certain performance conditions as described in the text above.

(c)
Up to 105,000 shares vest on April 1, 2025 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2024.

(d)
Up to 88,000 shares vest on April 1, 2026 subject to certain performance conditions as described in the text above and 72,000 shares vest monthly at 6,000 per month in 2025.

(e)
Up to 88,000 shares vest on April 1, 2027 subject to certain performance conditions as described in the text above and 72,000 shares vest monthly at 6,000 per month in 2026.

(f)
2,400 shares vest on December 1, 2024 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2024 to December 1, 2024.

(g)
2,400 shares vest on December 1, 2025 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2025 to December 1, 2025.

(h)
2,400 shares vest on December 1, 2026 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2026 to December 1, 2026.

(i)
4,850 shares vest on December 1, 2026 subject to certain performance conditions as described in the text above and 4,850 shares vest quarterly beginning on March 1, 2026 to December 1, 2026.

(j)
2,500 shares vest quarterly beginning on March 1, 2025 to December 1, 2025.

2023 Option Exercises and Stock Vested Table
The following table shows information regarding option exercises by our Named Executive Officers during the fiscal year ended December 31, 2023, and the value of stock awards at the time of vesting for stock awards that vested during the year.
Name	Option Awards Number of Shares Acquired on Exercise	Value Realized On Exercise	Stock Awards Number of Shares Acquired on Vesting	Value Realized On Vesting
Dave Schaeffer			189,000	$11,438,560
Thaddeus Weed			34,250	$2,290,895
James Bubeck			12,000	$788,088
John Chang			12,000	$788,088
Henry Kilmer			12,000	$788,088
Jeffrey Danielson			16,000	$1,054,400
Greg O’Connor			4,000	$274,800
Employment Agreements and Potential Post-Employment Compensation Arrangements
Dave Schaeffer Employment Agreement.   Mr. Schaeffer has an employment agreement that provides for his services as our Chief Executive Officer. He also receives all of our standard employee benefits. If he is discharged without cause or resigns for “good reason,” he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year (subject to the same employee contribution for benefits as when he was employed). Under the terms of the restricted stock awards that have been granted to him in the event of death, disability, or retirement (as determined by the Compensation Committee in its discretion), 100% of his then-unvested restricted stock awards will vest immediately. Vesting accelerates upon a change in control only if he is discharged after a change in control (a “double trigger” arrangement). In the event of a change in control, the total dollar value of the restricted stock that immediately vests will not exceed three times his annual compensation. Had his employment been terminated without cause or had he resigned for “good reason” on December 31, 2023, he would have received no cash payment because he is not currently receiving a salary. He would have continued to vest in his restricted stock awards during his one-year severance period and would have vested in certain other awards after the end of that severance period. “Good Reason” for resignation incudes a substantial adverse alteration in the nature or status of responsibilities, a reduction salary, relocation of Executive’s principal place of employment outside of the Washington, DC area, or removal from his position as CEO or failure to elect him as chairman of the Board of Directors. The value of his post-employment compensation is shown in the table below.
Thaddeus G. Weed Employment Agreement.   Mr. Weed has an employment agreement under which he serves as Chief Financial Officer and Treasurer. In the event that his employment with us is terminated without cause or he resigns for good reason, the agreement entitles him to twelve months of salary and continuation of benefits for twelve months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement (as determined by the Compensation Committee in its discretion), or a change in control, he becomes fully vested in his restricted stock; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then-restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below. “Good Reason” for resignation for Messrs. Weed, Chang and Kilmer incudes a substantial adverse alteration in the nature or status of responsibilities, a reduction salary, or relocation of Executive’s principal place of employment outside of the Washington, DC area.
James Bubeck.   Mr. Bubeck does not have an employment agreement with us that provides for severance. In the event of death, disability, retirement, or a change in control, the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. The value of his post-employment compensation is shown in the table below.
John Chang Severance Agreement.   Mr. Chang’s employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he is entitled to six months’ base salary and continuation of benefits for six months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement (as determined by the Compensation Committee in its discretion), or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then-restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.
Hank Kilmer Employment Agreement.   Mr. Kilmer’s employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he is entitled to three months’ salary and continuation of benefits for six months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement (as determined by the Compensation Committee in its discretion), or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then-restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.
Messrs. O’Connor and Danielson.   Neither Mr. O’Connor nor Mr. Danielson had an employment agreement with the Company. Under the terms of the purchase agreement for the Sprint acquisition, upon a termination without cause or resignation for good reason (as defined in the purchase agreement for the transaction) during the first calendar year after the closing of the acquisition, Messrs. O’Connor and Danielson were entitled to a severance payment based on their years of service, which included a prorated portion of a corporate bonus. The terms of their grant agreements included provisions that would have been triggered upon the occurrence of certain events, including retirement (as determined by the Compensation Committee in its discretion).

The table below shows the estimated payments that would have been received by each Named Executive Officer other than Messrs. O’Connor and Danielson in the event of death, disability or retirement; termination without cause; resignation for good reason; change in control; and termination without cause upon a change in control as of December 31, 2023. For purposes of this disclosure, our common stock has been valued at the closing market price on December 29, 2023, which was $76.06. For Mr. O’Connor the table shows the payments that he actually received upon his resignation for good reason in 2023. For Mr. Danielson the table shows the payments that he actually received upon his retirement in 2023. For purposes of this disclosure, our common stock has been valued at the closing market prices on August 28, 2023 for Mr. O’Connor and October 10, 2023 (the date of the Compensation Committee’s retirement determination) for Mr. Danielson, which were $68.70 and $65.90, respectively.
		Death, disability or retirement	Termination without cause(a)	Resignation for Good Reason(a)	Change of control(b)	Termination without cause upon a change of control(c)
Dave Schaeffer	Cash	$—	$—	$—	$—	$—
	Stock vesting	$37,725,760	$17,570,953	$17,570,953	$13,842,920	$37,725,760
	Total	$37,725,760	$17,570,953	$17,570,953	$13,842,920	$37,725,760
Tad Weed	Cash	—	$348,973	$348,973	$—	$348,973
	Stock vesting	$4,430,395	$1,248,069	$1,248,069	$4,430,395	$4,430,395
	Total	$4,430,395	$1,597,042	$1,597,042	$4,430,395	$4,779,368
James Bubeck	Cash	$—	$—	$—	$—	$—
	Stock vesting	$2,738,160	$282,639	$282,639	$2,738,160	$2,738,160
	Total	$2,738,160	$282,639	$282,639	$2,738,160	$2,738,160
Hank Kilmer	Cash	$—	$60,821	$60,821	$—	$60,821
	Stock vesting	$2,738,160	$347,669	$347,669	$2,738,160	$2,738,160
	Total	$2,738,160	$408,490	$408,490	$2,738,160	$2,798,981
John Chang	Cash	$—	$138,637	$138,637	$—	$138,673
	Stock vesting	$2,738,160	$483,733	$483,733	$2,738,160	$2,738,160
	Total	$2,738,160	$622,370	$622,370	$2,738,160	$2,876,833
Greg O’Connor(d)	Cash			$824,400
	Stock vesting			$274,800
	Total			$1,099,200
Jeff Danielson(d)	Cash	$—
	Stock vesting	$1,054,400
	Total	$1,054,400

(a)
For Mr. Schaeffer, these figures assume that the target number of performance shares are earned.

(b)
For Mr. Schaeffer, these figures assume that he remains employed through the applicable target date and that the target number of performance shares are earned.

(c)
For Mr. Schaeffer, these figures assume that the termination occurs within six months of the occurrence of the change of control

(d)
Figures for Messrs. O’Connor and Danielson show payments actually received upon their departure from the Company

DIRECTOR COMPENSATION
The non-employee members of our Board of Directors were compensated in 2023 as follows for their services:
•
$375,000 in fully-vested shares of our common stock issued in quarterly installments in arrears, with the number of shares in each quarterly installment determined by dividing $375,000 by the average closing price of the Company’s common stock for the preceding quarter and dividing the result by 4 (values in the Director Compensation Table were calculated using the closing price of the Company’s common stock at the end of the quarter rather than the average);

•
$1,000 per in-person Board meeting; and

•
Reimbursement of travel expenses.

In 2023, the Board increased the dollar amount for calculating the number of shares to be issued from $375,000 to $400,000 for 2024 in light of the growth in the Company following the closing of the Sprint acquisition.
The following table shows the amounts earned or paid in 2023:
2023 Director Compensation Table
	Fees Earned in Cash	Stock Awards(a)	TOTAL
Blake Bath	$4,000	$375,590	$379,590
Steven Brooks	$3,000	$375,590	$378,590
Paul De Sa	$4,000	$375,590	$379,590
Marc Montagner	$4,000	$375,590	$379,590
Lewis Ferguson	$4,000	$375,590	$379,590
Eve Howard	$4,000	$375,590	$379,590
Deneen Howell	$4,000	$375,590	$379,590
Sheryl Kennedy	$4,000	$375,590	$379,590
The compensation of David Schaeffer, who is a director and our Chief Executive Officer is disclosed in the Summary Compensation Table, above, and is therefore not shown in the Director Compensation table. He does not receive compensation for serving as a director.
(a)
Amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Pay Versus Performance
The following table sets forth information concerning the compensation of our Principal Executive Officer (“PEO”) and Named Executive Officers (“NEO”) for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, and our financial performance for each such fiscal year (except for shareholder returns, all figures in 000s):
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	EBITDA(3)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)
2023	8,839	20,476	1,343	1,956	141.50	90.96	1,273,441	129,805
2022	10,917	1,316	1,263	201	100.20	82.21	5,146	230,620
2021	11,504	18,763	1,040	1,633	120.98	112.44	48,815	214,347
2020	14,111	8,406	1,248	928	94.72	110.08	6,216	227,920

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	Dave Schaeffer	Thaddeus Weed, James Bubeck, John Chang, Henry Kilmer, Greg O’Connor and Jeff Danielson
2022	Dave Schaeffer	Thaddeus Weed, Sean Wallace, James Bubeck, John Chang and Henry Kilmer
2021	Dave Schaeffer	Sean Wallace, James Bubeck, Brad Kummer, John Chang and Timothy O’Neill
2020	Dave Schaeffer	Sean Wallace, Thaddeus Weed, Jean-Michel Slagmuylder, Timothy O’Neill, James Bubeck and Brad Kummer
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows (all figures in 000s):
	2023 ($, in 000s)		2022 ($, in 000s)		2021 ($, in 000s)		2020 ($, in 000s)
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(8,716)	(1,068)	(10,798)	(999)	(11,148)	(746)	(13,876)	(936)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	12,170	1,033	8,761	799	12,841	878	11,180	731

	2023 ($, in 000s)		2022 ($, in 000s)		2021 ($, in 000s)		2020 ($, in 000s)
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	7,396	456	(6,649)	(436)	5,497	212	(1,622)	(146)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	650	161	(1,025)	(180)	910	222	659	16
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	(274)	(955)	—	(2,146)	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	137	32	98	25	114	27	100	15
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—	—	—	—	—	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—	—	—	—	—	—
TOTAL ADJUSTMENTS	11,637	613	(9,601)	(1,062)	7,259	592	(5,704)	(320)

(2)
For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of NASDAQ Telecommunications Index (the “Peer Group”).

(3)
EBITDA is a non-GAAP measure. EBITDA represents net cash flows provided by operating activities plus changes in operating assets and liabilities, cash interest expense and cash income tax expense.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return

$22,000,000.00
$20,000,000.00
$18,000,000.00
$16,000,000.00
$14,000,000.00
$12,000,000.00
$10,000,000.00
$8,000,000.00
$6,000,000.00
$4,000,000.00
$2,000,000.00
$-
$200.00
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
FY 2020
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Cumulative TSR
Peer Group TSR

Compensation Actually Paid versus Net Income
($1,273,441,000.00)
$22,000,000.00
$20,000,000.00
$18,000,000.00
$16,000,000.00
$14,000,000.00
$12,000,000.00
$10,000,000.00
$8,000,000.00
$6,000,000.00
$4,000,000.00
$2,000,000.00
$-
$60,000,000.00
$50,000,000.00
$40,000,000.00
$30,000,000.00
$20,000,000.00
$10,000,000.00
$-
FY 2020
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income

Compensation Actually Paid versus EBITDA
$22,000,000.00
$20,000,000.00
$18,000,000.00
$16,000,000.00
$14,000,000.00
$12,000,000.00
$10,000,000.00
$8,000,000.00
$6,000,000.00
$4,000,000.00
$2,000,000.00
$-
$400,000.00
$375,000.00
$350,000.00
$325,000.00
$300,000.00
$275,000.00
$250,000.00
$225,000.00
$200,000.00
$175,000.00
$150,000.00
$125,000.00
$100,000.00
FY 2020
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
EBITDA

CEO Pay Ratio
For 2023, the annual total compensation of our median employee calculated in the same manner as our CEO’s as set forth in the Summary Compensation Table above was $94,633. The ratio of the two was 116:1. Our median employee was determined as of December 31, 2023 by calculating the total compensation of each employee other than the CEO and determining the median. Total compensation includes salary, commissions, and the grant date value of stock awards made in 2023. Compensation of employees outside the U.S. was converted to U.S. dollars using average exchange rates for 2023.
RISK ASSESSMENT IN COMPENSATION PROGRAMS
The Board and the Compensation Committee have reviewed and considered all of our compensation policies and practices and do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For all of 2023, Marc Montagner (Chair), Paul de Sa and Deneen Howell comprised our Compensation Committee.
During 2023:
•
none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•
none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000;

•
none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•
none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•
none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table provides summary information regarding beneficial ownership of our outstanding capital stock, based on information available to the Company as of February 28, 2024, for:
•
each person or group who beneficially owns 5% or more of our capital stock on a fully diluted basis;

•
each of the executive officers named in the Summary Compensation Table;

•
each of our directors and nominees to become a director; and

•
all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. The information has been compiled by the Company from reports filed with the SEC and other information available to the Company. Shares of common stock that will vest or are subject to options currently exercisable or exercisable within the period 60 days after February 28, 2024, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.
The address for each director and executive officer is c/o Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037. The shares of stock to which this table applies are shares of common stock. The Company has not issued any other class of stock.
Name and Address of Beneficial Owner	Amount Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street, New York, NY 10055	7,336,041	15.0%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd, Malvern, PA 19355	5,081,633	10.4%
Dave Schaeffer(3)	4,920,590	10.0%
Marc Montagner	68,098	*
Blake Bath	11,723	*
Steven Brooks	37,548	*
Paul de Sa	12,048	*
Lewis Ferguson	18,253	*
Eve Howard	9,062	*
Deneen Howell	10,586	*
Sheryl Kennedy	10,361	*
Thaddeus Weed(4)	112,600	*
James Bubeck(4)	66,342	*
John Chang(4)	85,010	*
Hank Kilmer(4)	53,000	*
Greg O’Connor(5)	0	*
Jeffrey Danielson(5)	0	*
Directors and executive officers as a group (13 persons)(6)	5,415,221	11.0%

*
Denotes less than 1% ownership.

(1)
BlackRock, Inc. has sole voting power over 7,216,419 shares of our common stock and sole dispositive power over 7,336,041 shares of our common stock. BlackRock, Inc. reports on behalf of the following subsidiaries: BlackRock Advisors, LLC,Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The information herein regarding this stockholder is derived from such stockholder’s Schedule 13G/A filed with the SEC on January 22, 2024.

(2)
The Vanguard Group, Inc. has sole dispositive power over 5,081,633 shares of our common stock, shared voting power over 82,636 shares of our common stock and shared dispositive power over 130,550 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder’s amended Schedule 13G/A filed with the SEC on February 13, 2024.

(3)
Includes 4,920,590 shares of common stock. As of February 28, 2024, the shares shown in the table include 738,000 shares of restricted stock that may be voted but remain subject to certain vesting provisions. Of the shares owned, 2,600,000 shares remain pledged as security for full recourse loans.

(4)
Consists of common stock (not all of which is vested). Also includes performance shares with voting rights, granted in years 2021, 2022, 2023 and 2024, respectively. These performance shares will vest in years 2024, 2025, 2026 and 2027, respectively. As of February 28, 2024, of the shares shown in the table for Mr. Weed, 112,500 shares are not yet vested. As of February 28, 2024, of the shares shown in the table for Mr. Bubeck, 58,000 shares are not yet vested. As of February 28, 2024, of the shares shown in the table for Mr. Chang, 78,000 shares are not yet vested. As of February 28, 2024, of the shares included in the table for Mr. Kilmer, 53,000 shares of Company’s common stock are not yet vested.

(5)
Mr. O’Connor joined the Company from T-Mobile upon closing of the Sprint acquisition on May 1, 2023 and served as the Company’s Chief Operating Officer through August 2023 and Mr. Danielson joined the Company from T-Mobile upon closing of the Sprint acquisition on May 1, 2023 and served as the Company’s Vice President of Infrastructure through early September 2023.

(6)
Consists of Dave Schaeffer, Marc Montagner, D. Blake Bath, Steven Brooks, Paul de Sa, Lewis Ferguson, Eve Howard, Deneen Howell, Sheryl Kennedy, Thaddeus Weed, James Bubeck, Henry Kilmer and John Chang.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2023 about our common stock that may be issued under our stockholder approved equity compensation plan:
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,572,398	$62.03	1,373,623
Equity compensation plans not approved by security holders	0	0	—
Total	1,572,398	$62.03	1,373,623
Burn Rate
The “burn rate” at which the Company has awarded stock and options to employees, including the named executive officers, in the last three years is set out below. The “burn rate” is the sum of stock and option awards granted divided by the number of weighted average common shares used in our basic earnings per share calculation. Share numbers provided in the table below are in thousands.
	2023	2022	2021	TOTAL	AVERAGE
Options granted	106	73	77	256	85
Shares granted	634	476	471	1,581	527
TOTAL	740	549	548	1,097	612
Weighted average shares – basic EPS	47,373	46,876	46,419
Burn rate – 1 year	1.56%	1.17%	1.18%
Burn rate – 3 year average	1.29%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employment Agreements
We have employment agreements with most of our Named Executive Officers as described in “Employment Agreements and Potential Post-Employment Compensation Arrangements.”
Facilities Leases
In February 2020, the Company’s Audit Committee reviewed and approved an extension of the Company’s lease agreement for its headquarters building from May 2020 to May 2025. No other terms of the lease were amended. The Company originally entered into a lease agreement for its headquarters building with Sodium LLC, whose owner is the Company’s Chief Executive Officer, Dave Schaeffer, in 2015. The Company moved into the headquarters building in May 2015. The fixed annual rent for the headquarters building is $1.0 million per year plus an allocation of taxes and utilities. The extension of the lease term is for five years and is cancelable at no cost by the Company upon 60 days’ notice. The Company’s Audit Committee reviewed and approved the lease as a related party transaction. We believe that the lease is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.
In December 2022 and January 2023, the Company’s Audit Committee reviewed and approved the Company’s lease agreements for two facilities in Herndon, Virginia (the “New Leases”), one with Thorium LLC and one with Germanium LLC, entities owned by the Company’s Chief Executive Officer, David Schaeffer. The lease with Thorium LLC is for approximately 54,803 square feet of office space, which serves as office space for the Company (“Office Lease”). The lease with Germanium LLC is for approximately 1,587 square feet of technical space, which serves as network operations space for the Company (“Network Operations Lease”). The term for each of the New Leases is five years beginning on April 1, 2023. Both of the New Leases are cancellable by the Company without penalty upon 60 days written notice. The amount of fixed annual rent during the term of the Office Lease is $1.2 million, and the Company is also responsible for paying its proportionate share of the building’s operating expenses that exceed a 2023 base year. The amount of fixed annual rent during the term of the Network Operations Lease is $34,914, and the Company is also responsible for paying its metered utility costs and a proportionate share of the building’s other operating expenses that exceed a 2023 base year.
On July 25, 2023, the Company entered into a Second Amendment to the lease agreement (the “Amendment”), with Germanium which amends the Network Operations Lease to lease an additional 7,369 square feet on the first floor of the building, beginning on August 1, 2023, in connection with the planned expansion of the technical space. This includes 4,987 square feet for an auditorium suitable for training and 2,382 square feet for the data center in the building. The amended Network Operations Lease remains cancellable by the Company without penalty upon 60 days written notice. The Amendment provides for $162,118 of additional fixed annual rent during the term of the Network Operations Lease, plus a proportionate share of real estate taxes and operating expenses and separately metered utilities expense.
The Company paid $2.8 million in 2023, $1.7 million in 2022, and $1.7 million in 2021 for rent and related costs (including taxes and utilities) for these leases.
The Company’s Audit Committee reviewed and approved the New Leases and the Amendment as related party transactions. We believe that the New Leases and the Amendment are on terms at least as favorable to us as could have been obtained from an unaffiliated third party.
Approval of Related Party Transactions
The Audit Committee is responsible for reviewing, approving or ratifying any transaction in which the Company and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. The Company does not have a written policy for reviewing these transactions. However, in the course of reviewing potential related person transactions, the Audit Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arm’s length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Audit Committee may deem relevant. In the case of the headquarters lease, the Office Lease and the Network Operations Lease described above the Audit Committee reviewed information on comparable leases in making its determination to approve the lease.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained.
Representatives of Ernst & Young LLP will not be present at the Annual Meeting in person but are expected to be available by telephone to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Fees and Services of Ernst & Young LLP
The following table summarizes fees billed to us by Ernst & Young LLP for fiscal years 2022 and 2023; all services were pre-approved by the Audit Committee:
(in thousands)
Service	2022	2023
Audit Fees(1)	$2,351	$2,687
Audit-Related Fees	$—	$—
Tax Fees(2)	$112	$310
All Other Fees	$—	$—
TOTAL	$2,463	$2,997

(1)
Fees for audit services include fees associated with the annual audit, the review of the financial statements included in our quarterly reports on Form 10-Q, professional services associated with the Company’s issuance of debt, and statutory audits (in jurisdictions where required).

(2)
Tax fees include professional services related to tax compliance and tax planning.

All services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Audit Committee.
STOCKHOLDER PROPOSALS
Stockholders who wish to submit a proposal to be included in the Proxy Statement for the 2025 Annual Meeting of Stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, a stockholder must submit their proposal by November 25, 2024 to Ried Zulager, Secretary, Cogent Communications Holdings, Inc., 2450 N Street NW, 4th Floor, Washington, D.C. 20037. The proposal must comply with the SEC’s proxy rules.
The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Bylaws. For information about the required information, see “Annual Meeting of Stockholders” in the Meetings of Stockholders section of the Bylaws.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the Board’s solicitation of proxies for our 2025 Annual Meeting of Stockholders. Stockholders may obtain a copy of our 2025 proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.
OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.
A copy of the Company’s 2023 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2023 (the “Form 10‑K”) with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037, Attn: Investor Relations. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cogentco.com under the tab “About Cogent; Investor Relations; Reports.”
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some banks, brokers and other nominees household annual reports and proxy materials, delivering a single annual report and/or proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
The Company will promptly deliver, upon written or oral request by such stockholder, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To request individual copies for each stockholder in your household, please contact our Investor Relations department by e-mail at investor.relations@cogentco.com, by mail to Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037, Attn: Investor Relations, or by phone at 202-295-4274. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Shareholder Services, at +1-800-368-5948 toll free from within the United States or +1-781-575-4223 toll free International, or by mail to Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, United States. The transfer agent also has the following website: www.computershare.com/investor.
By Order of the Board of Directors
Ried Zulager, Secretary
Washington, D.C.
March 25, 2024

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 1.PROPOSAL - Election of Directors: q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qForAgainst AbstainForAgainst Abstain+ 01 - Dave Schaeffer 02 - Marc Montagner 03 - D. Blake Bath04 - Steven D. Brooks 05 - Paul de Sa06 - Lewis H. Ferguson III 07 - Eve Howard08 - Deneen Howell 09 - Sheryl Kennedy 2.PROPOSAL - Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent registered public accountants for the fiscal year ending December 31, 2024;3.PROPOSAL - Non-binding Advisory Vote to Approve Named Executive Officer Compensation;4.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. 03YK4A 1 U P X 6 0 3 4 9 3+

IMPORTANT ANNUAL MEETING INFORMATIONIMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2024.THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:https://www.cogentco.com/en/about-cogent/investor-relations/reportsq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING+OF STOCKHOLDERS TO BE HELD ON MAY 8, 2024 AT 9:00 A.M.The undersigned holder of common stock, par value $0.001, of Cogent Communications Holdings, Inc. (the “Company”) hereby appoints John B. Chang, Ried Zulager or Robert H. Bowman, or any of them, as proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2024 at 9:00 a.m. local time, at the Company’s offices at 2450 N St. NW, Washington, DC 20037, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of each director nominee named in Proposal 1 and FOR Proposals 2 and 3 and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the proposals are fully explained.The Board of Directors of Cogent recommends voting FOR the election of each director nominee named in Proposal 1—Election of Directors, FOR Proposal 2— Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent registered public accountants for the fiscal year ending December 31, 2024, and FOR Proposal 3—Non-binding Advisory Vote to Approve Named Executive Officer Compensation.You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the Annual Meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by dulyauthorized officer.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.+